Exhibit 10.1

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 30, 2011

among

REGIS CORPORATION,

VARIOUS FINANCIAL INSTITUTIONS,

JPMORGAN CHASE BANK, N.A.

as Administrative Agent, Swing Line Lender and Issuer,

BANK OF AMERICA, N.A.,

as Syndication Agent,

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

U.S. BANK NATIONAL ASSOCIATION

and

WELLS FARGO BANK, N.A.,

as Documentation Agents

Arranged by

J.P. MORGAN SECURITIES LLC

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Joint Lead Arrangers and Joint Bookrunners

ARTICLE III
THE LETTERS OF CREDIT
44

3.01	The Letter of Credit Subfacility	44
3.02	Issuance, Amendment and Renewal of Letters of Credit	45
3.03	Risk Participations, Drawings and Reimbursements	47
3.04	Repayment of Participations	48
3.05	Role of the Issuers	49
3.06	Obligations Absolute	49
3.07	Cash Collateral Pledge	50
3.08	Letter of Credit Fees	50
3.09	UCP; ISP	51

ARTICLE IV
TAXES, YIELD PROTECTION AND ILLEGALITY
51

4.01	Taxes	51
4.02	Illegality	53
4.03	Increased Costs and Reduction of Return	53
4.04	Funding Losses	54
4.05	Inability to Determine Rates	54
4.06	Reserves on Offshore Rate Loans	55
4.07	Certificates of Lenders	55
4.08	Substitution of Lenders	55
4.09	Survival	55

ARTICLE V
CONDITIONS PRECEDENT
56

5.01	Conditions to Effectiveness	56
5.02	Conditions to All Credit Extensions	57

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
58

6.01	Existence and Power	58
6.02	Authorization; No Contravention	58
6.03	Governmental Authorization	58

6.04	Binding Effect	58
6.05	Litigation	59
6.06	No Default	59
6.07	ERISA Compliance	59
6.08	Use of Proceeds; Margin Regulations	60
6.09	Title to Properties	60
6.10	Taxes	60
6.11	Financial Condition	60
6.12	Environmental Matters	60
6.13	Labor Relations	61
6.14	Regulated Entities	61
6.15	No Burdensome Restrictions	61
6.16	Copyrights, Patents, Trademarks and Licenses, etc.	62
6.17	Subsidiaries	62
6.18	Insurance	62
6.19	Swap Obligations	62
6.20	Solvency	62
6.21	Full Disclosure	62

ARTICLE VII
AFFIRMATIVE COVENANTS
63

7.01	Financial Statements	63
7.02	Certificates; Other Information	63
7.03	Notices	64
7.04	Preservation of Existence, Etc.	65
7.05	Maintenance of Property	66
7.06	Insurance	66
7.07	Payment of Obligations	66
7.08	Compliance with Laws	66
7.09	Compliance with ERISA	66
7.10	Inspection of Property and Books and Records	67
7.11	Environmental Laws	67
7.12	Use of Proceeds	67

7.13	Further Assurances	67
7.14	Guaranties	68
7.15	Note Agreement Amendment	68

ARTICLE VIII
NEGATIVE COVENANTS
69

8.01	Limitation on Liens	68
8.02	Disposition of Assets	69
8.03	Consolidations and Mergers	70
8.04	Loans and Investments	71
8.05	Limitation on Indebtedness	72
8.06	Transactions with Affiliates	72
8.07	Margin Regulations	73
8.08	Contingent Obligations	73
8.09	Restrictive Agreements	73
8.10	ERISA	73
8.11	Change in Business	73
8.12	Accounting Changes	73
8.13	Amendments to Charter	74
8.14	Leverage Ratio	74
8.15	Fixed Charge Coverage Ratio	74
8.16	Minimum Net Worth	74
8.17	Most Favored Lender Status	74
8.18	Restricted Payments	74

ARTICLE IX
EVENTS OF DEFAULT
75

9.01	Event of Default	75
9.02	Remedies	77
9.03	Rights Not Exclusive	78

ARTICLE X
THE ADMINISTRATIVE AGENT
78

10.01	Appointment and Authorization	78
10.02	Liability	79

10.03	Reliance by Administrative Agent	79
10.04	Delegation of Duties	80
10.05	Resignation by Administrative Agent	80
10.06	Independent Credit Decision	80
10.07	Notice of Default	81
10.08	Indemnification of Administrative Agent	81
10.09	Guaranty Matters	81
10.10	Other Agents	81

ARTICLE XI
MISCELLANEOUS
82

11.01	Amendments and Waivers	82
11.02	Notices	83
11.03	No Waiver; Cumulative Remedies	84
11.04	Costs and Expenses	84
11.05	Company Indemnification	85
11.06	Marshalling; Payments Set Aside	85
11.07	Successors and Assigns	86
11.08	Assignments, Participations, etc.	86
11.09	Confidentiality	88
11.10	Set-off	89
11.11	Automatic Debits of Fees	90
11.12	Notification of Addresses, Lending Offices, Etc.	90
11.13	Counterparts	90
11.14	Severability	90
11.15	No Third Parties Benefited	91
11.16	GOVERNING LAW AND JURISDICTION	91
11.17	WAIVER OF JURY TRIAL	91
11.18	Judgment	92
11.19	Entire Agreement	92
11.20	Euro Currency	92
11.21	Effect of Amendment and Restatement	93
11.22	USA PATRIOT Act Notice	93

Regis Corporation
13

SCHEDULES
Schedule 1.01(a)	Pricing Schedule
Schedule 1.01(b)	Existing Letters of Credit
Schedule 2.01	Commitments and Pro Rata Shares
Schedule 6.11	Financial Condition
Schedule 6.12	Environmental Matters
Schedule 6.17	Capitalization; Subsidiaries and Minority Interests
Schedule 8.01	Permitted Liens
Schedule 8.04	Investments
Schedule 8.05	Permitted Indebtedness
Schedule 11.02	Administrative Agent’s Payment Office; Certain Addresses for Notices

EXHIBITS

Exhibit A	Form of Notice of Borrowing/Conversion/Continuation
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Confirmation
Exhibit E	Copy of Subsidiary Guaranty

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of June 30, 2011 among Regis Corporation, a Minnesota corporation (the “Company”), the several financial institutions from time to time party to this Agreement (collectively, the “Lenders”, and individually each a “Lender”), Bank of America, N.A., as syndication agent, and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent for the Lenders (together with any successor thereto in such capacity, the “Administrative Agent”).

WHEREAS, the Lenders are willing to extend commitments to make loans to, and issue or participate in letters of credit for the account of, the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01                           Certain Defined Terms.  The following terms have the following meanings:

“Acquired Person” - see the definition of “EBITDA”.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

“Additional Default” means any provision contained in any document or instrument creating or evidencing Indebtedness of the Company or any Subsidiary that permits the holder or holders of Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary to purchase such Indebtedness prior to the stated maturity thereof and that either (i) is similar to Defaults and Events of Default hereunder (or the related definitions in this Article I), but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of such other Indebtedness (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter period or is more beneficial) or (ii) is different from the subject matter of the Defaults and Events of Default hereunder (or the related definitions in this Article I).

“Additional Financial Covenant” means any financial covenant applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a financial covenant), the subject matter of which either (i) is similar to that of the covenants in Sections 8.14 through 8.16 (or the related definitions in this Article I), but contains one or more percentages, amounts or formulas that is more restrictive, or more favorable to the Persons entitled to the benefits thereof, than those set forth herein or more beneficial to the holder or holders of the Indebtedness created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Financial Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is a financial covenant that is different from the subject matter of the covenants in Sections 8.14 through 8.16.

“Administrative Agent” - see the preamble.

“Administrative Agent’s Payment Office” means (a) in respect of payments in Dollars, the address for payments set forth on Schedule 11.02 or such other address as the Administrative Agent may from time to time specify, and (b) in the case of payments in any Offshore Currency, such address as the Administrative Agent may from time to time specify in accordance with Section 11.02.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Additional Lender” has the meaning specified in Section 2.17.

“Additional Offshore Currency” has the meaning specified in subsection 2.06(b).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

“Aggregate Commitment” means the aggregate Commitments of the Lenders.

“Agreement” - see the preamble.

“Applicable Currency” means, as to any particular payment or Loan, Dollars or the Offshore Currency in which it is denominated or payable.

“Applicable Facility Fee Percentage” - see Schedule 1.01(a).

“Applicable Margin” - see Schedule 1.01(a).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated in its capacity as a joint lead arranger and joint bookrunner hereunder, and “Arrangers” means both of them.

“Asset Disposition” has the meaning specified in Section 8.02.

“Assignee” has the meaning specified in subsection 11.08(a).

“Associated Costs Rate” means, for any Offshore Currency Loan for any Interest Period, a percentage rate per annum as determined on the first day of such Interest Period by the Administrative Agent or the Swing Line Lender as reflecting the cost, loss or difference in return which would be suffered or incurred by a Lender as a result of (a) funding (at the Offshore Rate and on a match funded basis) any special deposit or cash ratio deposit required to be placed with the Bank of England and/or the Financial Services Authority (or any other authority which replaces any of their respective functions) and/or (b) any charge imposed by the Bank of England and/or the Financial Services Authority (or any other authority which replaces any of their respective functions).

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101, et seq.).

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day; (b) the Federal Funds Rate in effect on such day plus ½ of 1%; and (c) the sum of 1.00% plus the Offshore Rate that would be applicable for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day).  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means a Loan or an L/C Advance that bears interest based on the Base Rate.

“Borrowing” means a borrowing hereunder consisting of Revolving Loans of the same Type made to the Company on the same day by the Lenders under Article II and, in the case of Offshore Rate Loans, having the same Interest Period.  The making of a Swing Line Loan shall not constitute a Borrowing.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.03.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or New York, New York are authorized or required by law to close, and (a) with respect to disbursements and payments in Dollars, a day on which dealings are carried on in the applicable offshore Dollar interbank market; (b) with respect to disbursements and payments in and calculations pertaining to Euros, means a TARGET Day; and (c) with respect to disbursements and payments in and calculations pertaining to any other Offshore Currency, a day on which commercial banks in London are open and dealings in such Offshore Currency are carried on in the applicable offshore foreign exchange interbank market in which disbursement of or payment in such Offshore Currency will be made or received hereunder.

“Capital Lease” has the meaning specified in the definition of “Capital Lease Obligations”.

“Capital Lease Obligations” means all monetary obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease (a “Capital Lease”).

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the applicable Issuer and the Lenders, as additional collateral for the L/C Obligations, cash or deposit account balances, or, if the Administrative Agent and such Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and such Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term shall have corresponding meanings.  The Company hereby grants the Administrative Agent, for the benefit of the Administrative Agent, the Issuers and the Lenders, a security interest in all such cash and deposit account balances of the Company.  Such Cash Collateral shall be maintained in blocked deposit accounts at JPMorgan.  The Administrative Agent shall invest any and all available funds deposited in such deposit accounts, within 10 Business Days after the date the relevant funds become available, in securities issued or fully guaranteed or insured by the United States Government or any agency thereof backed by the full faith and credit of the United States having maturities of three months from the date of acquisition thereof (collectively, “Governmental Obligations”).  The Company hereby acknowledges and agrees that the Administrative Agent shall not have any liability with respect to, and the Company hereby indemnifies the Administrative Agent against, any loss resulting from the acquisition of Governmental Obligations, and the Administrative Agent shall not have any obligation to monitor the trading activity of any Governmental Obligation on and after the acquisition thereof for the purpose of obtaining the highest possible return with respect thereto, the Administrative Agent’s responsibility being limited to acquiring Governmental Obligations.

“Cash Equivalents” means:

(a)                                  securities issued or fully guaranteed or insured by the United States Government or any agency thereof and (i) backed by the full faith and credit of the United States or such other countries where the Company or its Subsidiaries have operations, (ii) purchased in the ordinary course of business consistent with past practices and (iii) having maturities of not more than twelve months from the date of acquisition;

(b)                                 certificates of deposit, time deposits, Eurodollar time deposits, repurchase agreements, reverse repurchase agreements and bankers’ acceptances, having in each case a term of not more than twelve months, issued by any Lender, or by any U.S. commercial bank or non-U.S. commercial bank in the ordinary course of business consistent with past practices having combined capital and surplus of not less than $100,000,000 whose short term securities are rated at least A-1 by Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc. (“S&P”), and P-1 by Moody’s Investors Service, Inc. (“Moody’s”); and

(c)                                  commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s and in either case having a tenor of not more than three months.

“CERCLA” has the meaning specified in the definition of “Environmental Laws.”

“Change in Law” means the occurrence, after the date of this Agreement, of either (a) the introduction of or any change in or in the interpretation of any law or regulation or (b) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith by any Governmental Authority and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) any Person or any two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of capital stock of the Company (or other securities convertible into such capital stock) representing 20% or more of the combined voting power of all capital stock of the Company entitled to vote in the election of directors, other than capital stock having such power only by reason of the happening of a contingency; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Company’s board of directors (together with any new directors whose election by the Company’s board of directors or whose nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reasons other than death or disability to constitute a majority of the directors then in office.

“Code” means the Internal Revenue Code of 1986.

“Commitment” has the meaning specified in Section 2.01.

“Commitment Increase” has the meaning specified in Section 2.17.

“Company” - see the preamble.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Computation Date” has the meaning specified in subsection 2.06(a).

“Confirmation” means a confirmation agreement substantially in the form of Exhibit D.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Swap Contract.  The amount of any Contingent Obligation, (x) in the case of Guaranty Obligations, shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, (y) in the case of Contingent Obligations in respect of Swap Contracts, shall be deemed equal to the aggregate Swap Termination Value of such Swap Contracts, and (z) in the case of other Contingent Obligations shall be deemed equal to the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.04, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

“Credit Extension” means (a) the making of any Loan and (b) the Issuance of any Letter of Credit.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” - see Section 2.10.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, an Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, an Issuer or the Swing Line Lender in writing that it does not intend or expect to comply with all or any portion of its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in a manner satisfactory to the Administrative Agent that it will comply (and is financially able to comply) with its prospective funding obligations hereunder, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy, insolvency or similar proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to subsection 2.19(b)) upon delivery of written notice of such determination to the Company, each Issuer, the Swing Line Lender and each Lender.

“Designated Offshore Currency” means Euros, pounds sterling and Canadian Dollars.

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Offshore Currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such Offshore Currency on the most recent Computation Date provided for in subsection 2.06(a).

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of the Company that is organized under the laws of the United States or any state thereof.

“EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the total, without duplication, of:

(a)                                  net income (or net loss) for such period, excluding any gains or losses from sales of assets and any extraordinary non-cash gains or losses during such period (provided that the net income of any Person that is not a Subsidiary of the Company shall be included in the consolidated net income of the Company only to the extent of the amount of cash dividends or distributions paid by such Person to the Company or to a consolidated Subsidiary of the Company); plus

(b)                                 to the extent included in the determination of such net income (or net loss), the sum, without duplication, of (i) all amounts treated as expenses for depreciation (including, without duplication, non-cash losses (net of non-cash gains) upon the closing and abandonment of any non-franchised store locations), plus (ii) all amounts treated as expenses for interest paid or accrued, plus (iii) all amounts treated as expenses for amortization of intangibles of any kind, plus (iv) all taxes paid or accrued and unpaid on or measured by income, plus (v) any non-cash interest expense on Indebtedness convertible into shares of common stock of the Company; plus

(c)                                  the amount of any other charge in respect of non-recurring expenses for such period arising in connection with Acquisitions, to the extent approved by the Administrative Agent and the Required Lenders; plus

(d)                                 up to $5,000,000 in the aggregate for such period of (i) non-recurring cash charges in connection with restructurings and (ii) external professional fees and diligence expenses relating to Acquisitions (whether or not consummated); plus

(e)                                  if the Company or any Subsidiary acquires a Person (an “Acquired Person”) in an Acquisition during such period, all of the Acquired Person’s EBITDA (calculated for such Person as set forth above without giving effect to clause (c)) for the four fiscal quarters then ended; minus

(f)                                    if the Company or any Subsidiary sells all or substantially all of the stock or assets of any Subsidiary during such period, the EBITDA of such Subsidiary (calculated for such Person as set forth above without giving effect to clause (c)) for the four fiscal quarters then ended; plus

(g)                                 all non-cash losses and expenses and non-cash impairment charges (including non-cash compensation expense and non-cash impairment of goodwill and other intangibles or arising in connection with any Joint Venture) to the extent deducted in determining such net income; minus

(h)                                 all cash payments made during such period that arise out of non-cash losses or expenses and impairment charges taken in any previous period.

“EBITDAR” means, for any period, for the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of (a) EBITDA for such period, minus (b) any Acquired Person’s EBITDA added to the determination of EBITDA for the four fiscal quarters then ended pursuant to the proviso set forth in the definition of EBITDA, plus (c) the EBITDA of any Subsidiary deducted from the determination of EBITDA for the four fiscal quarters then ended pursuant to the proviso set forth in the definition of EBITDA, plus (d) all Rental Expense for such period.

“Effective Amount” means (a) with respect to any Loan on any date, the aggregate outstanding principal Dollar Equivalent amount thereof after giving effect to any Borrowing, prepayment or repayment of Loans occurring on such date and any Swing Line Loan made on such date; and (b) with respect to any outstanding L/C Obligations on any date, the Dollar Equivalent amount of such L/C Obligations on such date after giving effect to any Issuance occurring on such date and any other change in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letter of Credit or any reduction in the maximum amount available for drawing under any Letter of Credit taking effect on such date.

“Effective Date” means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by all Lenders (or, in the case of subsection 5.01(e), waived by the Person entitled to receive such payment).

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary, (d) an Approved Fund and (e) any other Person (other than the Company or an Affiliate thereof) that has been approved in writing as an Eligible Assignee by the Company (prior to the occurrence and continuance of an Event of Default, except in the case of a Replacement Lender designated by the Company pursuant to Section 4.08) and the Administrative Agent; provided further that no Specified Competitor may be an Eligible Assignee.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), investigation, cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placements, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from any property, whether or not owned by the Company or any Subsidiary or taken as collateral, or in connection with any operations of the Company.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Emergency Planning and Community Right-to-Know Act.

“Environmental Permits” has the meaning specified in subsection 6.12(b).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which the Company or such ERISA Affiliate was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability to the PBGC under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; or (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA.

“Euro” means the single currency of participating member states of the European Monetary Union.

“Eurodollar Reserve Percentage” has the meaning specified in the definition of “Offshore Rate”.

“Event of Default” means any event or circumstance specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Letters of Credit” means the outstanding letters of credit previously issued under the Existing Credit Agreement and set forth on Schedule 1.01(b).

“Existing Credit Agreement” means the Fourth Amended and Restated Credit Agreement dated as of July 12, 2007 among the Company, various financial institutions and JPMorgan, as administrative agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof; provided that “FATCA” shall also include any amendments to Sections 1471 through 1474 of the Code that are substantively comparable, but only if the requirements in such amended version for avoiding the withholding are not materially more onerous than the requirements in the current version.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” has the meaning specified in subsection 2.11(a).

“Fixed Charges” means, with respect to the Company and its Subsidiaries on a consolidated basis, as of any date of determination, (a) interest expense paid or accrued on outstanding Indebtedness for the period of four fiscal quarters ending on the date of determination (excluding non-cash interest expense on Indebtedness convertible into shares of common stock of the Company), and (b) Rental Expense paid or accrued in such period.

“Foreign Subsidiary” means any Subsidiary of the Company other than a Domestic Subsidiary

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding obligations with respect to Letters of Credit issued by such Issuer other than any such obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Funded Debt” of any Person means, without duplication, all Indebtedness of such Person.

“Further Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.01.

“FX Trading Office” means the Chicago office of JPMorgan, or such other office of JPMorgan as the Administrative Agent may designate from time to time.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means any Subsidiary of the Company from time to time party to the Subsidiary Guaranty in accordance with Section 7.14.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”

“Hazardous Materials” means all those substances that are regulated by, or which may form the basis of liability or a standard of conduct under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum-derived substance or waste.

“Honor Date” has the meaning specified in subsection 3.03(b).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all reimbursement or payment obligations with respect to Surety Instruments and all L/C Obligations; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a)

through (h) above.  For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member and as to which such Person is or may become directly liable.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnified Person” has the meaning specified in Section 11.05.

“Independent Auditor” has the meaning specified in subsection 7.01(a).

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Payment Date” means (a) as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan and the date of any payment (including any prepayment) in full of such Loan under Section 2.08, (b) as to any Base Rate Loan, the last day of each calendar quarter and the date of any payment (including any prepayment) in full of all Loans hereunder, and (c) as to any Swing Line Loan denominated in an Offshore Currency, on the date of any payment (including any prepayment) of such Loan; provided that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

“Interest Period” means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which such Loan is converted into or continued as an Offshore Rate Loan, and ending on the date seven days or one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing;

provided that:

(a)                                  if any Interest Period (other than a seven-day Interest Period) would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)                                 any Interest Period (other than a seven-day Interest Period) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period for any Loan shall extend beyond the Termination Date.

“Investments” has the meaning specified in Section 8.04.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Issuance Date” has the meaning specified in subsection 3.01(a).

“Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuer” means each of JPMorgan and Bank of America, N.A., in its capacity as an issuer of Letters of Credit, together with any replacement letter of credit issuer arising under subsection 10.01(b).

“Joint Venture” means any single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

“JPMorgan” - see the preamble.

“Judgment Currency” has the meaning specified in Section 11.18.

“L/C Advance” means each Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Amendment Application” means an application form for amendment of outstanding letters of credit as shall at any time be in use by the applicable Issuer, as such Issuer shall request.

“L/C Application” means an application form for issuances of letters of credit as shall at any time be in use by the applicable Issuer, as such Issuer shall request.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made or converted into a Borrowing of Loans pursuant to subsection 3.03(d).

“L/C Commitment” means the commitment of the Issuers to Issue and/or maintain, and the commitment of the Lenders severally to participate in, Letters of Credit from time to time Issued or outstanding under Article III, in an aggregate amount not to exceed $200,000,000 on any date; provided that the L/C Commitment is a part of the Aggregate Commitment, rather than a separate, independent commitment.

“L/C Obligations” means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

“L/C-Related Documents” means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any standard form documents used by the applicable Issuer for letter of credit issuances.

“Lead Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Arrangers, and “Lead Agent” means any of them.

“Lender” has the meaning specified in the introductory clause hereto.  References to the “Lenders” shall include each financial institution acting as an Issuer and the Swing Line Lender; for purposes of clarification only, to the extent such Person may have any rights or obligations in addition to those of the Lenders due to its status as an Issuer or as Swing Line Lender, respectively, its status as such will be specifically referenced.

“Lending Office” means, as to any Lender, the office or offices, branches, subsidiaries or affiliates of such Lender specified as its applicable lending office in such Lender’s Administrative Questionnaire, or such other office or offices, branches, subsidiaries or affiliates as such Lender may from time to time notify the Company and the Administrative Agent.

“Letters of Credit” means (a) each Existing Letter of Credit, and (b) any standby or commercial letter of credit Issued by an Issuer pursuant to Article III on or after the date of this Agreement.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) all Funded Debt of the Company and its Subsidiaries determined on a consolidated basis as of such date to (b) EBITDA for the period of four fiscal quarters ending on such date.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

“Loan” means an extension of credit by a Lender to the Company under Article II or Article III in the form of a Revolving Loan, Swing Line Loan or L/C Advance.

“Loan Documents” means this Agreement, each Note, the Fee Letters, the L/C-Related Documents, the Confirmation, the Subsidiary Guaranty, the Rate Swap

Documents and all other documents delivered to the Administrative Agent or any Lender in connection herewith.

“Loan Parties” means, collectively, the Company and each Guarantor, and “Loan Party” means any of them.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company or any Subsidiary to perform its payment or other material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Loan Document to which it is a party.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making or is obligated to make contributions or, during the preceding three calendar years, has made, or has been obligated to make, contributions.

“Net Worth” means the consolidated shareholders’ equity of the Company and its Subsidiaries as determined in accordance with GAAP.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note executed by the Company in favor of a Lender pursuant to subsection 2.02(b).

“Note Agreement” means the Amended and Restated Private Shelf Agreement dated as of October 3, 2000 between the Company and the purchasers named therein.

“Notice of Borrowing” means a Notice of Borrowing/Conversion/Continuation in substantially the form of Exhibit A.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company or any Subsidiary to any Lender, the Administrative Agent or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due or now existing or hereafter arising.

“Offshore Currency” means at any time any Additional Offshore Currency and any Designated Offshore Currency.

“Offshore Currency Loan” means any Offshore Rate Loan denominated in an Offshore Currency.

“Offshore Currency Loan Sublimit” means $50,000,000.

“Offshore Rate” means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/100th of 1%) determined by the Administrative Agent as follows:

Offshore Rate =	LIBO Rate
1.00 - Eurodollar Reserve Percentage

Where,

“Eurodollar Reserve Percentage” means for any day during any Interest Period, the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which any Lender is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB), which reserve percentages shall include those imposed pursuant to such Regulation D; provided that (i) Offshore Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation and (ii) the Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage; and

“LIBO Rate” means:  (a) with respect to any Offshore Rate Loan for any Interest Period, (i) except for Offshore Rate Loans denominated in Euros, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time), at approximately 11:00 a.m. (London time), two Business Days prior to the commencement of such Interest Period (or, in the case of an Offshore Rate Loan denominated in pounds sterling, on the first day of such Interest Period), as the rate for dollar deposits with a maturity comparable to such Interest Period, and (ii) with respect to Offshore Rate Loans denominated in Euro, the rate appearing on the Reuters Screen EURIBOR01 Page (it being understood that this rate is the Euro interbank offered rate (known as the “EURIBOR Rate”) sponsored by the Banking Federation of the European Union and the Financial Markets Association) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period as the rate for deposits in Euro with a maturity comparable to such Interest Period.  In the event that either such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Offshore Rate Loan for such Interest Period shall be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Offshore Rate Loan being made, continued or converted by JPMorgan and with a term equivalent to such Interest Period would be offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period (or, in the case of an Offshore Rate Loan denominated in pounds sterling, on the first day of such Interest Period); and

(b)  for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m. (London time) two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained by JPMorgan and with a term equal to one month would be offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at the date and time of determination.

The Offshore Rate shall be adjusted automatically as to all applicable Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

“Offshore Rate Loan” means a Revolving Loan that bears interest based on the Offshore Rate and may be an Offshore Currency Loan or a Loan denominated in Dollars.

“Organization Documents” means, for any Person, the certificate or articles of formation and the bylaws or similar governing documents of such Person, any certificate of determination or instrument relating to the rights of preferred equityholders of such Person, any rights or similar agreement with respect to the equityholders of such Person, and all applicable resolutions of the board of directors or similar governing body (or any committee thereof) of such Person.

“Other Taxes” means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Overnight Rate” means, for any day, the rate of interest per annum at which overnight deposits in the relevant Applicable Currency, in the amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by JPMorgan’s London Branch to major banks in the London or other applicable offshore interbank market.

“Participant” has the meaning specified in subsection 11.08(e).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company or any ERISA Affiliate sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or otherwise has any liability, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisitions” has the meaning specified in Section 8.04.

“Permitted Liens” has the meaning specified in Section 8.01.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Company existing or arising under Swap Contracts, provided that each of the following criteria is satisfied:  (a) such obligations are (or were) entered into by the Company in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by the Company in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view”, and (b) such Swap Contracts do not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party (i.e.; such Swap Contracts do not elect the “first method” of calculating a termination payment) under the 1992 Master ISDA Agreement.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any ERISA Affiliate sponsors or maintains or to which the Company or any ERISA Affiliate makes, is making or is obligated to make contributions or otherwise has any liability and includes any Pension Plan.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Share” means, as to any Lender, (a) at any time at which the Commitments remain outstanding, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender’s Commitment divided by the Aggregate Commitment, and (b) after the termination of the Commitments, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of the Effective Amount of such Lender’s outstanding Loans (including such Lender’s ratable share of outstanding Swing Line Loans and L/C Obligations) divided by the aggregate Effective Amount of the outstanding Loans and L/C Obligations of all of the Lenders; provided that, if and so long as any Lender is a Defaulting Lender, such Lender’s Pro Rata Share shall be deemed for purposes of this definition to be reduced to the extent of the defaulted amount and the Pro Rata Share of each Issuer and the Swing Line Lender, in each case as applicable, shall be deemed for purposes of this definition to be increased to such extent.

“Rate Swap Documents” means, collectively, all Swap Contracts entered into between the Company and any Lender or any Affiliate of a Lender in respect of any portion of the Obligations.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rental Expense” means, for any period, the sum of (a) all store rental payments (excluding lease termination payments), (b) all common area maintenance payments and (c) all real estate taxes paid by the Company and its Subsidiaries, in each case, with respect to non-franchised store locations (and not, for avoidance of doubt, with respect to office or warehouse locations).

“Replacement Lender” has the meaning specified in Section 4.08.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” means at any time Lenders having Pro Rata Shares totaling more than 50%.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means the chief financial officer of the Company or any other officer having substantially the same authority and responsibility.

“Revolving Loan” has the meaning specified in Section 2.01.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Offshore Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Solvent” means, when used with respect to a Person, that (a) the fair saleable value of the assets of such Person is in excess of the total amount of the present value of its liabilities (including for purposes of this definition all liabilities (including loss reserves as determined by such Person), whether or not reflected on a balance sheet prepared in accordance with GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (b) such Person is able to pay its debts or obligations in the ordinary course as they mature and (c) such Person does not have unreasonably small capital to carry out its business as conducted and as proposed to be conducted.  “Solvency” shall have a correlative meaning.

“Specified Acquisition Debt” means Indebtedness of a Person that was the subject of an Acquisition by the Company or any Subsidiary in an aggregate amount not to exceed $10,000,000 at any one time outstanding that (a) remains outstanding no more than 90 days after the date on which such Acquisition was consummated, (b) is the subject of a default under the terms thereof solely as a result of the consummation of such Acquisition, and (c) has not been accelerated or otherwise become immediately repayable and in respect of which the lenders thereof have not exercised any available remedies.

“Specified Competitor” means any Person that the Company identifies to the Administrative Agent in writing as a direct competitor of the Company or any of its Subsidiaries.

“Spot Rate” for a currency means the rate quoted by JPMorgan as the spot rate for the purchase by JPMorgan of such currency with another currency through its FX Trading Office at approximately 11:00 a.m. (London time) on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture (excluding, in the case of the Company or a Subsidiary, any Joint Venture) or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

“Subsidiary Guaranty” means the Guaranty dated as July 12, 2007 by certain of the Subsidiaries in favor of the Administrative Agent and the Lenders, a copy of which is attached hereto as Exhibit E.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, performance bonds, surety bonds and similar instruments.

“Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

“Swing Line Commitment” means at any time, the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.05.

“Swing Line Lender” means JPMorgan, in its capacity as the provider of Swing Line Loans.

“Swing Line Loan” means a Loan made by the Swing Line Lender.

“Syndication Agent” means Bank of America, N.A. in its capacity as syndication agent for the Lenders hereunder.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, respectively, (a) taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a Lending Office and (b) any United States withholding taxes imposed by FATCA.

“Termination Date” means the earlier to occur of:

(a)                                  June 30, 2016; and

(b)                                 the date on which the Commitments terminate in accordance with the provisions of this Agreement.

A “Type” of Loan means its status as either a Base Rate Loan or an Offshore Rate Loan.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“Wholly-Owned” means any corporation, association, partnership, limited liability company, joint venture or other business entity in which (other than directors’ qualifying shares or other immaterial local ownership required by law) 100% of the equity interests of each class having ordinary voting power, and 100% of the equity interests of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

1.02                           Other Interpretive Provisions.  (a)   The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)                                  (i)                                     The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii)                                  The term “including” is not limiting and means “including without limitation.”

(iii)                               In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(iv)                              The term “property” includes any kind of property or asset, real, personal or mixed, tangible or intangible.

(d)                                 Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation and (iii) any reference to a particular time means such time in Chicago, Illinois.

(e)                                  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)                                    This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.  Unless otherwise expressly provided, any reference to any act of the Administrative Agent or the Lenders by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their sole discretion”.

(g)                                 This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company and the other parties, and are the products of all parties.  Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Lenders’ or the Administrative Agent’s involvement in their preparation.

1.03                           Accounting Principles.  (a)    Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied; provided that notwithstanding any provision of any Loan Document to the contrary, for purposes of this Agreement and each other Loan Document (other than covenants to deliver financial statements), the determination of whether a lease constitutes a capital lease or an operating lease and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense in the lessee’s financial statements shall be determined under generally accepted accounting principles in the United States as of the date of this Agreement, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

(b)                                 References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.

(c)                                  If any change in GAAP occurs after the date of this Agreement and such change results in a material variation in the method of calculation of financial covenants or other terms of this Agreement, then the Company, the Administrative Agent and the Lenders agree to amend such provisions of this Agreement so as to equitably reflect such change so that the criteria for evaluating the Company’s financial condition will be the same after such change as if such change had not occurred.

(d)                                 Notwithstanding the foregoing provisions of this Section 1.03 or any other provision of this Agreement, the outstanding principal amount of all Indebtedness of any Person shall be equal to the actual outstanding principal amount thereof irrespective of the amount that might otherwise be accounted for under GAAP as the amount of the liability of such Person with respect to such Indebtedness, and any determination of the net income (or net loss), equity or assets of any Person shall not take into account any effect of marking any such outstanding Indebtedness of such Person to market value.

1.04                           Currency Equivalents Generally.  For all purposes of this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto), the equivalent in any Offshore Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Offshore Currency or other currency, shall be determined at the Spot Rate.

1.05                           Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the undrawn face amount thereof in effect at such time (giving effect to all automatic increases in the maximum amount available to be drawn thereunder provided for in such Letter of Credit or any L/C-Related Document, whether or not any such automatic increase is in effect at such time).

ARTICLE II

THE CREDITS

2.01                           Amounts and Terms of Commitments.  Each Lender severally agrees, on the terms and conditions set forth herein, to make loans to the Company denominated in Dollars or in an Offshore Currency (each such loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Effective Date to the Termination Date, in an aggregate principal Dollar Equivalent amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name on Schedule 2.01 (such amount, as the same may be reduced under Section 2.07 or as a result of one or more assignments under Section 11.08, such Lender’s “Commitment”); provided that, after giving effect to any Borrowing of Revolving Loans, (a) the Effective Amount of all outstanding Loans and of all L/C Obligations, shall not exceed the Aggregate Commitment and (b) the Effective Amount of the Revolving Loans of any Lender plus the participation of such Lender in the Effective Amount of all L/C Obligations and such Lender’s Pro Rata Share of the Effective Amount of any outstanding Swing Line Loans shall not exceed such Lender’s Commitment; and provided further, that after giving effect to any Borrowing of Offshore Currency Loans, the sum of the Effective Amount of all outstanding Offshore Currency Loans plus the Effective Amount of all outstanding Swing Line Loans denominated in Offshore Currencies shall not exceed the Offshore Currency Loan Sublimit.  Within the limits of each Revolving Lender’s Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay under Section 2.08 and reborrow under this Section 2.01.

2.02                           Loan Accounts.  (a)   The Loans made by each Lender and the Letters of Credit Issued by each Issuer shall be evidenced by one or more accounts or records maintained by such Lender or Issuer, as the case may be, in the ordinary course of business.  The accounts or records maintained by the Administrative Agent, each Issuer and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Company and the Letters of Credit Issued for the account of the Company, and the interest and payments thereon.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

(b)                                 Upon the request of any Lender made through the Administrative Agent, the Loans made by such Lender may be evidenced by a Note instead of or in addition to its records or accounts.  The Company irrevocably authorizes each such Lender to record on the schedule annexed to its Note the date, amount and maturity of each Loan made by it and the amount and Applicable Currency of each payment of principal thereon.  Any such schedule shall be conclusive absent manifest error; provided that the failure of a Lender to make, or an error in making, a notation thereon shall not limit or otherwise affect the obligations of the Company hereunder or under such Lender’s Note.

2.03                           Procedure for Borrowing.  (a)   Each Borrowing (other than an L/C Advance) shall be made upon the Company’s irrevocable notice delivered to the Administrative Agent in the form of a Notice of Borrowing (which notice must be received by the Administrative Agent prior to 12:00 noon (i) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans denominated in Dollars, (ii) four Business Days prior to the requested Borrowing Date, in the case of Offshore Currency Loans, and (iii) on the requested Borrowing Date, in the case of Base Rate Loans), specifying:

(A)                              the amount of such Borrowing, which shall be in an aggregate minimum amount of (1) in the case of a Borrowing of Base Rate Loans, $500,000 or any multiple of $100,000 in excess thereof, (2) in the case of a Borrowing of Offshore Rate Loans denominated in Dollars, $1,000,000 or any multiple of $500,000, and (3) in the case of Offshore Currency Loans, the Dollar Equivalent of $1,000,000 or any multiple of 500,000 units of the Applicable Currency in excess thereof;

(B)                                the requested Borrowing Date, which shall be a Business Day;

(C)                                the Type of Loans comprising such Borrowing and in the case of an Offshore Rate Loan, the Applicable Currency;

(D)                               with respect to Offshore Rate Loans, the duration of the Interest Period applicable to such Loans included in such notice; provided that if such Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be one month; and

(E)                                 wire instructions pursuant to which the proceeds of such Borrowing are to be disbursed.

(b)                                 The Administrative Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender’s Pro Rata Share of that Borrowing.

(c)                                  Each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Administrative Agent for the account of the Company at the Administrative Agent’s Payment Office on the Borrowing Date requested by the Company in Same Day Funds and in the Applicable Currency (i) in the case of a Borrowing comprised of Loans in Dollars, by 2:00 p.m., and (ii) in the case of a Borrowing comprised of Offshore Currency Loans, by such time as the Administrative Agent may specify.  The aggregate of the amounts made available to the Administrative Agent by the Lenders will promptly thereafter be made available to the Company pursuant to the wire instructions set forth in the applicable Notice of Borrowing in like funds as received by the Administrative Agent.

(d)                                 After giving effect to any Borrowing or any conversion or continuation of Loans pursuant to Section 2.04, unless the Administrative Agent shall otherwise consent, there may not be more than 10 different Interest Periods in effect.

(e)                                  The Company hereby authorizes the Lenders and the Administrative Agent to accept Notices of Borrowing based on telephonic notices made by any Person that the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Company.  The Company agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice, signed by a Responsible Officer or an authorized designee.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.04                           Conversion and Continuation Elections.  (a)  The Company may, upon irrevocable notice to the Administrative Agent in accordance with subsection 2.04(b):

(i)                                     elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Offshore Rate Loans, to convert Loans (or any part thereof in an amount not less than the Dollar Equivalent of $500,000 or any multiple of 100,000 units of the Applicable Currency in excess thereof) into Loans of any other Type; or

(ii)                                  elect as of the last day of the applicable Interest Period, to continue Offshore Rate Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than the Dollar Equivalent of $500,000, or any multiple of 100,000 units of the Applicable Currency in excess thereof);

provided that if at any time the aggregate amount of Offshore Rate Loans denominated in Dollars in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $500,000, such Offshore Rate Loans denominated in Dollars shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

(b)                                 The Company shall deliver a Notice of Borrowing to be received by the Administrative Agent not later than 12:00 noon at least (i) three Business Days in advance of the applicable Conversion/Continuation Date, if the relevant Loans are to be converted into or continued as Offshore Rate Loans in Dollars, (ii) four Business Days in advance of the Conversion/Continuation Date, if the relevant Loans are to be converted into or continued as Offshore Currency Loans, and (iii) on the Conversion/Continuation Date, if the relevant Loans are to be converted into Base Rate Loans, specifying:

(A)                              the proposed Conversion/Continuation Date;

(B)                                the aggregate amount of Loans to be converted or continued;

(C)                                the Type of Loans resulting from the proposed conversion or continuation and in the case of an Offshore Rate Loan, the Applicable Currency; and

(D)                               other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c)                                  If upon the expiration of any Interest Period applicable to Offshore Rate Loans denominated in Dollars, the Company has failed to timely select a new Interest Period to be applicable to such Offshore Rate Loans, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.  If the Company has failed to select a new Interest Period to be applicable to Offshore Currency Loans prior to the fourth Business Day in advance of the expiration date of the current Interest Period applicable thereto as provided in subsection 2.04(b), or if any Default or Event of Default shall then exist, subject to the provisions of subsection 2.06(d), the Company shall be deemed to have elected to continue such Offshore Currency Loans for a one-month Interest Period.

(d)                                 The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Borrowing, or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion.  All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans, with respect to which the notice was given, held by each Lender.

(e)                                  Unless the Required Lenders otherwise consent, during the existence of a Default or Event of Default, the Company may not elect to have a Loan in Dollars converted into or continued as an Offshore Rate Loan in Dollars, or an Offshore Currency Loan continued on the basis of an Interest Period exceeding one month.

(f)                                    The Company hereby authorizes the Lenders and the Administrative Agent to accept Notices of Conversion/Continuation based on telephonic notices made by any Person the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Company.  The Company agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice, signed by a Responsible Officer.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.05                           The Swing Line Loans.  (a)  Subject to the terms and conditions hereof, the Swing Line Lender agrees to make Swing Line Loans to the Company denominated in Dollars or in an Offshore Currency from time to time prior to the Termination Date in an aggregate principal amount at any one time outstanding not to exceed a Dollar Equivalent of $30,000,000; provided that (i) after giving effect to any Swing Line Loan, the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations at such time shall not exceed the Aggregate Commitment at such time, (ii) the Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan, (iii) the Effective Amount of all outstanding Offshore Currency Loans plus the Effective Amount of all outstanding Swing Line Loans denominated in Offshore Currencies shall not exceed the Offshore Currency Loan Sublimit and (iv) notwithstanding Section 2.01, the Effective Amount of the Revolving Loans and Swing Line Loans of the Swing Line Lender, plus the participation of the Swing Line Lender in the Effective Amount of all L/C Obligations, may exceed JPMorgan’s Commitment so long as the condition set forth in the previous proviso is satisfied.  Prior to the Termination Date, the Company may use the Swing Line Commitment by borrowing, prepaying the Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  All Swing Line Loans denominated in Dollars shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Loans and shall not be entitled to be converted into Loans that bear interest at any other rate.  Each Swing Line Loan denominated in an Offshore Currency shall bear interest at a rate separately agreed to by the Company and the Swing Line Lender; provided that upon the purchase by the Lenders of participating interests in such Swing Line Loan pursuant to clause (e) below, such Swing Line Loan shall be redenominated in Dollars on the basis of the Spot Rate and shall thereafter bear interest at the Base Rate plus the Applicable Margin for Base Rate Loans.

(b)                                 The Company may borrow under the Swing Line Commitment on any Business Day until the Termination Date; provided that the Company shall give the Swing Line Lender irrevocable written notice signed by a Responsible Officer or an authorized designee (which notice must be received by the Swing Line Lender prior to (i) 2:00 p.m. on the requested borrowing date, in the case of a Swing Line Loan denominated in Dollars, or (ii) 10:30 a.m. three Business Days prior to the requested borrowing date, in the case of a Swing Line Loan denominated in an Offshore Currency (or, in each case, such other time as the Swing Line Lender and the Company may agree)) with a copy to the Administrative Agent specifying the amount of the requested Swing Line Loan, which shall be in a minimum Dollar Equivalent amount of $250,000 and an integral multiple of (x) if denominated in Dollars, $250,000, or (y) if denominated in an Offshore Currency, 250,000 units of such currency.  The proceeds of the Swing Line Loan will be made available by the Swing Line Lender to the Company in immediately available funds at the office of the Swing Line Lender by 4:00 p.m. on the requested date of borrowing.  The Company may, at any time and from time to time on any Business Day, prepay the Swing Line Loans, in whole or in part, without premium or penalty, by notifying the Swing Line Lender, prior to 3:00 p.m. (A) in the case of a Swing Line Loan denominated in

Dollars, on the date of prepayment, and (B) in the case of a Swing Line Loan denominated in an Offshore Currency, three Business Days prior to the date of prepayment, of the date, amount and currency of prepayment, with a copy to the Administrative Agent.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein.  Partial prepayments shall be in a minimum Dollar Equivalent amount of $250,000 and an integral multiple of (1) if denominated in Dollars, $250,000, and (2) if denominated in an Offshore Currency, 250,000 units of such currency.

(c)           If any Swing Line Loan shall remain outstanding at 11:00 a.m. on the earlier of (i) the 15th day following the date of such Swing Line Loan and (ii) the last day of a calendar month following the date such Swing Line Loan is made (so long as such day is at least two Business Days after such Swing Line Loan is made), and if by such time on such earlier day the Administrative Agent shall have received neither (x) a Notice of Borrowing delivered by the Company pursuant to Section 2.03 requesting that Revolving Loans be made pursuant to Section 2.01 on the immediately succeeding Business Day in an amount at least equal to the principal amount of such Swing Line Loan nor (y) any other notice satisfactory to the Administrative Agent indicating the Company’s intent to repay such Swing Line Loan on or before the immediately succeeding Business Day with funds obtained from other sources, then on such Business Day the Swing Line Lender shall (and on any Business Day the Swing Line Lender in its sole discretion may), on behalf of the Company (which hereby irrevocably directs the Swing Line Lender to act on its behalf) request the Administrative Agent to notify each Lender to make a Revolving Loan that is (A) in an amount equal to such Lender’s Pro Rata Share of the amount of such Swing Line Loan and (B) denominated in the Applicable Currency of such Swing Line Loan; provided that, if such Swing Line Loan is denominated in an Additional Offshore Currency for which a Borrowing of Revolving Loans would be unavailable pursuant to Section 2.06(c), such Swing Line Loan shall be redenominated in Dollars on the basis of the Spot Rate prior to the making of such Revolving Loans by the Lenders.  Unless any of the events described in subsection 9.01(f) or (g) shall have occurred with respect to the Company (in which event the procedures of clause (e) of this Section 2.05 shall apply) each Lender shall make the proceeds of its Revolving Loan available to the Administrative Agent for the account of the Swing Line Lender at the Administrative Agent’s Payment Office in immediately available funds prior to 1:00 p.m. on the Business Day next succeeding the date such notice is given.  The proceeds of such Revolving Loans shall be immediately applied to repay the outstanding Swing Line Loans.  Effective on the day such Revolving Loans are made, the portion of the Swing Line Loans so paid shall no longer be outstanding as Swing Line Loans.  The Company shall pay to the Swing Line Lender in the Applicable Currency, promptly following the Swing Line Lender’s demand, the amount of its outstanding Swing Line Loans to the extent amounts received from the Lenders are not sufficient to repay in full such outstanding Swing Line Loans.

(d)           Notwithstanding anything herein to the contrary, the Swing Line Lender (i) shall not be obligated to make any Swing Line Loan if the conditions set forth in Article V have not been satisfied and (ii) shall not make any requested Swing Line Loan if, prior to 3:00 p.m. on the date of such requested Swing Line Loan, it has received a written notice from the Administrative Agent or any Lender directing it not to make further Swing Line Loans because one or more of the conditions specified in Article V are not then satisfied.

(e)           If prior to the making of a Revolving Loan required to be made pursuant to subsection 2.05(c) an Event of Default described in subsection 9.01(f) or 9.01(g) shall have occurred and be continuing with respect to the Company, each Lender will, on the date such Revolving Loan was to have been made pursuant to the notice described in subsection 2.05(b), purchase a participating interest in each outstanding Swing Line Loans in an amount equal to its Pro Rata Share of the Effective Amount of such Swing Line Loan; provided that, if such Swing Line Loan is denominated in an Additional Offshore Currency that would be unavailable for a Borrowing of Revolving Loans pursuant to Section 2.06(c), such Swing Line Loan shall be redenominated in Dollars on the basis of the Spot Rate immediately prior to such purchase.  Each Lender will immediately transfer to the Administrative Agent for the benefit of the Swing Line Lender the amount of its participation in immediately available funds in the Applicable Currency.

(f)            Whenever, at any time after a Lender has purchased a participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to the Administrative Agent for delivery to each Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded) and in the Applicable Currency; provided that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Administrative Agent for delivery to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

(g)           Each Lender’s obligation to make the Revolving Loans referred to in subsection 2.05(c) and to purchase participating interests pursuant to subsection 2.05(e) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or the Company may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Company, (iv) any breach of this Agreement or any other Loan Document by the Company, any Subsidiary or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.06         Utilization of Commitments in Offshore Currencies.

(a)           The Administrative Agent will determine the Dollar Equivalent amount with respect to any (i) Borrowing comprised of Offshore Currency Loans as of the requested Borrowing Date, (ii) outstanding Offshore Currency Loans and outstanding Swing Line Loans denominated in Offshore Currencies as of the last Business Day of each calendar quarter and (iii) outstanding Offshore Currency Loans and outstanding Swing Line Loans denominated in Offshore Currencies as of any redenomination date pursuant to this Section 2.06 or Section 4.05 (each such date under clauses (i) through (iii), a “Computation Date”).  Upon receipt of any Notice of Borrowing, the Administrative Agent will promptly notify each Revolving Lender thereof and of the amount of such Lender’s Pro Rata Share of the applicable Borrowing.  In the case of a Borrowing comprised of Offshore Currency Loans, the related Notice of Borrowing will provide the approximate amount of each Lender’s Pro Rata Share of such Borrowing, and the Administrative Agent will, upon the determination of the Dollar Equivalent amount of such Borrowing as specified in such Notice of Borrowing, promptly notify each Lender of the exact amount of such Lender’s Pro Rata Share of such Borrowing.

(b)           The Company shall be entitled to request that Revolving Loans hereunder also be permitted to be made in any other lawful currency constituting a eurocurrency (excluding Dollars), in addition to the eurocurrencies specified in the definition of “Designated Offshore Currency”, that in the opinion of the Lenders is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an “Additional Offshore Currency”).  The Company shall deliver to the Administrative Agent any request for designation of an Additional Offshore Currency in accordance with Section 11.02, to be received by the Administrative Agent not later than 11:00 a.m. at least ten Business Days in advance of the date of any Borrowing hereunder proposed to be made in such Additional Offshore Currency.  Upon receipt of any such request the Administrative Agent will promptly notify the Lenders thereof, and each Lender will use its best efforts to respond to such request within two Business Days of receipt thereof and any failure to respond in such time period shall be deemed to be a rejection thereof.  Each Lender may grant or accept such request in its sole discretion.  The Administrative Agent will promptly notify the Company of the acceptance or rejection of any such request.

(c)           In the case of a proposed Borrowing comprised of Loans denominated in an Additional Offshore Currency, the Lenders shall be under no obligation to make Offshore Currency Loans in the requested Additional Offshore Currency as part of such Borrowing if the Administrative Agent has received notice from any Lender by 2:00 p.m. four Business Days prior to the day of such Borrowing that such Lender cannot provide Loans in the requested Additional Offshore Currency, in which event the Administrative Agent will give notice to the Company and the Lenders no later than 9:30 a.m. on the third Business Day prior to the requested date of such Borrowing that the Borrowing in the requested Additional Offshore Currency is not then available to all Lenders.  If the Administrative Agent shall have so notified the Company that any such Borrowing in a requested Additional Offshore Currency is not then available, the Company may, by notice to the Administrative Agent not later than 10:30 a.m. three Business Days prior to the requested date of such Borrowing, withdraw the Notice of Borrowing relating to such requested Borrowing.  If, prior to such time, the Company withdraws such Notice of Borrowing, the Borrowing requested therein shall not occur and the Administrative Agent will promptly so notify each Lender.  If, prior to such time, the Company does not withdraw such Notice of Borrowing and does not request the making of a Swing Line Loan in such Additional Offshore Currency, the Administrative Agent will promptly so notify each Lender and such Notice of Borrowing shall be deemed to be a Notice of Borrowing that requests a Borrowing comprised of Base Rate Loans in an aggregate amount equal to the amount of the originally requested Borrowing as expressed in Dollars in such Notice of Borrowing, and in such notice by the Administrative Agent to each Lender the Administrative Agent will state such aggregate amount of such Borrowing in Dollars and such Lender’s Pro Rata Share thereof.

(d)           In the case of a proposed continuation of Offshore Currency Loans for an additional Interest Period pursuant to Section 2.04, the Lenders shall be under no obligation to continue such Offshore Currency Loans if the Administrative Agent has received notice from any of the Lenders by 4:00 p.m. three Business Days prior to the day of such continuation that such Lender cannot continue to provide Loans in the Offshore Currency, in which event the Administrative Agent will give notice to the Company not later than 9:00 a.m. on the second Business Day prior to the requested date of such continuation that the continuation of such Offshore Currency Loans in the Offshore Currency is not then available, and notice thereof also will be given promptly by the Administrative Agent to the Lenders.  If the Administrative Agent shall have so notified the Company that any such continuation of Offshore Currency Loans is not then available, any Notice of Borrowing with respect thereto shall be deemed withdrawn and such Offshore Currency Loans shall be redenominated into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans.  The Administrative Agent will promptly notify the Company and the Lenders of any such redenomination and in such notice by the Administrative Agent to each Lender the Administrative Agent will state the aggregate Dollar Equivalent amount of the redenominated Offshore Currency Loans as of the Computation Date with respect thereto and such Lender’s Pro Rata Share thereof.

(e)           Notwithstanding anything herein to the contrary, during the existence of a Default or an Event of Default, upon the request of the Required Lenders, all or any part of any outstanding Offshore Currency Loans shall be redenominated and converted into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans.  The Administrative Agent will promptly notify the Company of any such redenomination and conversion request.

2.07         Voluntary Termination or Reduction of Commitments.  (a)  The Company may, upon not less than five Business Days’ prior notice to the Administrative Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, (a) the Effective Amount of all outstanding Revolving Loans, Swing Line Loans and L/C Obligations together would exceed the amount of the Aggregate Commitment then in effect, (b) the Effective Amount of all L/C Obligations then outstanding would exceed the L/C Commitment or (c) the sum of the Effective Amount of all outstanding Offshore Currency Loans and the Effective Amount of all outstanding Swing Line Loans denominated in Offshore Currencies would exceed the Offshore Currency Loan Sublimit.  Once reduced in accordance with this Section, the Commitments may not be increased.  Any reduction of the Commitments shall be applied to each Lender according to its Pro Rata Share.  If and to the extent specified by the Company in the notice to the Administrative Agent, some or all of the reduction in the Aggregate Commitment shall be applied to reduce the L/C Commitment and/or the Offshore Currency Loan Sublimit; provided that the L/C Commitment shall be reduced to the extent necessary to cause the L/C Commitment to be equal to 50% of the Aggregate Commitment after giving effect to any such reduction.  All accrued commitment fees and letter of credit fees to, but not including, the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

(b)           At no time shall the Swing Line Commitment exceed the Aggregate Commitment, and any reduction of the Aggregate Commitment which reduces the Aggregate Commitment below the then-current amount of the Swing Line Commitment shall result in an automatic corresponding reduction of the Swing Line Commitment to the amount of the

Aggregate Commitment, as so reduced, without any action on the part of the Swing Line Lender.  At no time shall the Swing Line Commitment exceed the Commitment of the Swing Line Lender, and any reduction of the Aggregate Commitment which reduces the Commitment of the Swing Line Lender below the then-current amount of the Swing Line Commitment shall result in an automatic corresponding reduction of the Swing Line Commitment to the amount of the Commitment of the Swing Line Lender, as so reduced, without any action on the part of the Swing Line Lender.

2.08         Prepayments.  (a)  Subject to Section 4.04, the Company may, at any time or from time to time, upon not less than four Business Days’ irrevocable notice to the Administrative Agent in the case of Offshore Rate Loans, and not later than 12:00 noon on the prepayment date, in the case of Base Rate Loans, prepay Revolving Loans ratably among the Lenders in whole or in part, in minimum Dollar Equivalent amounts of $500,000 or any Dollar Equivalent multiple of $100,000 in excess thereof.  Such notice of prepayment shall specify the date and amount of such prepayment and whether such prepayment is of Base Rate Loans or Offshore Rate Loans, or any combination thereof, and the Applicable Currency.  Such notice shall not thereafter be revocable by the Company and the Administrative Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together, in the case of Offshore Rate Loans, with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.04.

(b)           Subject to Section 4.04, if on any Computation Date the Administrative Agent shall have determined that the Effective Amount of all Loans then outstanding exceeds the Aggregate Commitment by more than $250,000 due to a change in applicable rates of exchange between Dollars and the Offshore Currency, then the Administrative Agent may and at the direction of the Required Lenders shall give notice to the Company that a prepayment is required under this Section, and the Company agrees to promptly (but in no event later than three Business Days following receipt of such notice) make prepayments of Loans such that, after giving effect to all such prepayments, the Effective Amount of all Loans plus the Effective Amount of L/C Obligations does not exceed the Aggregate Commitment.

(c)           Subject to Section 4.04, if on any date the Effective Amount of all Revolving Loans and Swing Line Loans then outstanding plus the Effective Amount of all L/C Obligations exceeds the Aggregate Commitment, the Company shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans and L/C Advances by an amount equal to the applicable excess.

2.09         Repayment.  The Company shall repay to the Lenders on the Termination Date the aggregate principal amount of Loans outstanding on such date.

2.10         Interest.  (a)  Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to (i) the Offshore Rate or the Base Rate, as the case may be (and subject to the Company’s right to convert to the other Type of Loan under Section 2.04), plus (ii) the Applicable Margin for the relevant Type of

Loan plus (iii) if such Loans are Offshore Currency Loans, the Associated Costs Rate, if applicable.

(b)           Interest on each Loan shall be paid in arrears on each applicable Interest Payment Date.  During the existence of any Event of Default, interest on all Loans shall be paid on demand of the Administrative Agent (or the Administrative Agent at the request or with the consent of the Required Lenders).

(c)           Notwithstanding subsection 2.10(a), while any Event of Default under subsection 9.01(a) exists, after acceleration, or upon request of the Required Lenders during the existence of any other Event of Default, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the amount of all outstanding Obligations, at a rate per annum (the “Default Rate”) which is determined by adding 2% per annum to the applicable interest rate otherwise then in effect for such Obligations; provided that on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans plus 2%.  The Administrative Agent will use reasonable efforts to give the Company notice of the imposition of the Default Rate; provided that the failure of the Administrative Agent to give such notice shall not affect the Company’s obligations to pay the Default Rate.

(d)           Anything herein to the contrary notwithstanding, the obligations of the Company to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Company shall pay such Lender interest at the highest rate permitted by applicable law.

2.11         Fees.  In addition to certain fees described in Section 3.08:

(a)           Administrative Agent’s and Arrangers’ Fees.  The Company agrees to pay such fees to the Administrative Agent and the Arrangers as are required by the letter agreements (the “Fee Letters”) entered into from time to time by the Company, the Administrative Agent and/or the Arrangers.

(b)           Facility Fees.  The Company shall pay to the Administrative Agent for the account of each Lender a facility fee equal to the Applicable Facility Fee Percentage on the average daily amount of such Lender’s Commitment (regardless of usage), computed on a quarterly basis in arrears on the last Business Day of each calendar quarter.  Such facility fee shall accrue from the Effective Date to the Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on September 30, 2011,  through the Termination Date, with the final payment to be made on the Termination Date; provided that, in connection with any reduction or termination of Commitments under Section 2.07 or an increase of Commitments under Section 2.17, the accrued facility fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date.  The facility fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article V are not met.

2.12         Computation of Fees and Interest.  (a)  All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365/366-day year); provided that computations of interest for Offshore Currency Loans will be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed if that is the market standard for the applicable Offshore Currency.  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)           Each determination of an interest rate or a Dollar Equivalent amount by the Administrative Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error.  The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate or Dollar Equivalent amount.

2.13         Payments by the Company.

(a)           All payments to be made by the Company shall be made without set-off, recoupment or counterclaim.  Except as otherwise expressly provided herein, all payments by the Company shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Payment Office, and, with respect to principal of, interest on, and any other amounts relating to, any Offshore Currency Loan, shall be made in the Offshore Currency in which such Loan is denominated or payable, and, with respect to all other amounts payable hereunder, shall be made in Dollars.  Such payments shall be made in Same Day Funds, and (i) in the case of Offshore Currency payments, no later than such time on the dates specified herein as may be determined by the Administrative Agent to be necessary for such payment to be credited on such date in accordance with normal banking procedures in the place of payment, and (ii) in the case of any Dollar payments, no later than 11:00 a.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such principal, interest, fees or other amounts, in like funds as received.  Any payment which is received by the Administrative Agent later than 11:00 a.m. (or later than the time specified by the Administrative Agent as provided in clause (i) above (in the case of Offshore Currency payments)), shall be deemed to have been received on the following Business Day, and any applicable interest or fee shall continue to accrue.

(b)           Whenever any payment hereunder is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)           Unless the Administrative Agent receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date in Same Day Funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Company has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate or, in the case of a payment in an Offshore Currency, the Overnight Rate, for each day from the date such amount is distributed to such Lender until the date repaid.

2.14         Payments by the Lenders to the Administrative Agent.  (a)  Unless the Administrative Agent receives notice from a Lender on or prior to the Effective Date or, with respect to any Borrowing after the Effective Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Administrative Agent for the account of the Company the amount of that Lender’s Pro Rata Share of the Borrowing, the Administrative Agent may assume that each Lender has made such amount available to the Administrative Agent in Same Day Funds on the Borrowing Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to the Administrative Agent in Same Day Funds and the Administrative Agent in such circumstance has made available to the Company such amount, that Lender shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate, or, in the case of a payment in an Offshore Currency, the Overnight Rate, for each day during such period, together with any overdraft or similar costs incurred by the Administrative Agent as the result of the failure of such Lender to make such funds available to the Administrative Agent.  A notice of the Administrative Agent submitted to any Lender with respect to amounts owing under this subsection (a) shall be conclusive absent manifest error.  If such amount is so made available, such payment to the Administrative Agent shall constitute such Lender’s Revolving Loan on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the Company of such failure to fund and, upon demand by the Administrative Agent, the Company shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b)           The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

2.15         Sharing of Payments, Etc.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Revolving Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Revolving Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.10) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.

2.16         Subsidiary Guaranty.  All obligations of the Company under this Agreement and all other Loan Documents shall be unconditionally guaranteed by the Guarantors pursuant to the Subsidiary Guaranty.

2.17         Increase in Commitments; Additional Lenders.  (a)  The Company may, upon at least 10 Business Days’ notice to the Administrative Agent (of which notice the Administrative Agent shall promptly provide a copy to the Lenders), propose to increase the Commitments; provided that the Company has not previously terminated all or any portion of the Commitments pursuant to Section 2.07 hereof; and provided, further, that before and after giving effect to the applicable Commitment Increase (as defined below) (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) no such Commitment Increase shall increase the Offshore Currency Loan Sublimit or the amount of the Swing Line Commitment or the L/C Commitment (the aggregate amount of any such increase, the “Commitment Increase”), to be allocated among the Lenders in a manner mutually acceptable to the Company and the Administrative Agent.  Each requested Commitment Increase shall be in an aggregate minimum amount of $25,000,000 or any multiple of $1,000,000 in excess thereof; provided that (i) the Company shall not be permitted to make more than one request for a Commitment Increase during any fiscal year of the Company and (ii) the aggregate amount of all such increases shall not exceed $200,000,000.

(b)           The Company, with the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed prior to the occurrence and continuance of an Event of Default or a Default), but without the consent of any other Lenders, may designate one or more other banks or other financial institutions (which may be, but need not be, one or more of the existing Lenders; and for greater certainty, no existing Lender shall have any obligation to increase its Commitment) which at the time agree in the case of any such bank or financial institution that is an existing Lender to increase its applicable Commitment and, in the case of any other such bank or financial institution (each an “Additional Lender”), to become a party to this Agreement.  The sum of the increases in the Commitments of the existing Lenders pursuant to this subsection (b) plus the Commitments of the Additional Lenders shall not in the aggregate exceed the amount of the Commitment Increase.

(c)           An increase in the Commitments pursuant to this Section 2.17 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent signed by the Company, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Company with respect to the Commitment Increase as the Administrative Agent may reasonably request, if any.

(d)           Upon the effectiveness of a Commitment Increase pursuant to this Section 2.17, the Commitment amounts set forth on Schedule 2.01 shall be deemed amended, reflecting the increases of the Commitments of existing Lenders and the addition of the new Commitments of the Additional Lenders, if any.  Concurrently with the effectiveness of such increase and any additional extension of credit in connection therewith, each Lender shall fund its Pro Rata Share of the outstanding Revolving Loans, Swing Loans and overdue L/C Obligations relating to L/C Advances, if any, to the Administrative Agent, so that after giving effect thereto each Lender, including the Additional Lenders, if any, holds its Pro Rata Share of the outstanding Revolving Loans, Swing Loans and L/C Obligations relating to each Loan to which it is a party, and the Company shall pay to each Lender all amounts due under Article IV hereof as a result of any prepayment of any outstanding Offshore Rate Loans resulting from any Lender’s funding of Loans previously funded by other Lenders.

2.18         Additional Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the applicable Issuer (with a copy to the Administrative Agent) the Company shall Cash Collateralize such Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to subsection 2.19(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(a)           The Company and, to the extent provided by any Defaulting Lender, such Defaulting Lender hereby grant to the Administrative Agent, for the benefit of each Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the applicable Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and each Issuer as herein provided (other than any Lien described in subsection 10.8(a) or (h)), or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lenders).

(b)           Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.18 or Section 2.19 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)           Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.18, and shall promptly be returned to the Company following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the applicable Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.19, the Person providing Cash Collateral and such Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

2.19         Defaulting Lenders.

(a)           Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii)           Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.10 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize each Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.18; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account (as contemplated by the definition of “Cash Collateralize” in Article I) and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.18; sixth, to the payment of amounts owing to the Lenders, each Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuer or the Swing

Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan or L/C Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loan was made or the related Letter of Credit was issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with their respective Pro Rata Shares without giving effect to clause (iv) below. Any payment, prepayment or other amount paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection 2.19(a) or Section 2.18 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents to the foregoing.

(iii)          (A) No Defaulting Lender shall be entitled to receive any facility fee (pursuant to subsection 2.11(b) or otherwise) for any period during which that Lender is a Defaulting Lender except to the extent allocable to the sum of (1) the outstanding amount of the Loans funded by it and (2) its Pro Rata Share of the stated amount of Letters of Credit and Swing Line Loans for which it has provided Cash Collateral pursuant to Section 2.18 (and the Company shall (x) be required to pay to each Issuer and each Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (y) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (B) each Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 3.08 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.18; and with respect to any Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to the foregoing clause (B), the Company shall (x) pay to each Non-Defaulting Lender that portion of any such Letter of Credit fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)          All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Line Loans shall be reallocated among the Non-Defaulting

Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the sum of (A) the Dollar Equivalent principal amount of all Loans of any Non-Defaulting Lender plus (B) such Non-Defaulting Lender’s Pro Rata Share of the sum of the outstanding Swing Line Loans and the aggregate stated amount of all Letters of Credit to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)           If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize each Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.18.

(b)           Defaulting Lender Cure.  If the Company, the Administrative Agent, the Swing Line Lender and each Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with their respective Pro Rata Shares (without giving effect to clause (a)(iv) above), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           New Swing Line Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loan unless it is reasonably satisfied that it has no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that it has no Fronting Exposure after giving effect thereto.

ARTICLE III

THE LETTERS OF CREDIT

3.01         The Letter of Credit Subfacility.  (a)  On the terms and conditions set forth herein (i) each Issuer agrees, (A) from time to time on any Business Day, during the period from the Effective Date to the day which is five days prior to the Termination Date, to issue Letters of Credit for the account of the Company and to amend or renew Letters of Credit previously issued by it, in accordance with subsections 3.02(c) and 3.02(d), and (B) to honor drafts under the Letters of Credit issued by it; and (ii) the Lenders severally agree to participate in Letters of Credit Issued for the account of the Company; provided that no Issuer shall be obligated to Issue, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the “Issuance Date”) (x) the Effective Amount of all L/C Obligations plus the Effective Amount of all Revolving Loans and of all Swing Line Loans exceeds the Aggregate Commitment, (y) the participation of any Lender in the Effective Amount of all L/C Obligations plus the Effective Amount of the Revolving Loans of such Lender and such Lender’s Pro Rata Share of any outstanding Swing Line Loans exceeds such Lender’s Commitment or (z) the Effective Amount of L/C Obligations exceeds the L/C Commitment.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

(b)           No Issuer is under any obligation to, and no Issuer shall, Issue any Letter of Credit if:

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuer from Issuing such Letter of Credit, or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuer in good faith deems material to it;

(ii)           such Issuer has received written notice from any Revolving Lender, the Administrative Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

(iii)          the expiry date of any requested Letter of Credit is (A) subject to subsection 3.02(d), more than one year after the date of Issuance, unless the Required Lenders have approved such expiry date in writing, or (B) in any case, after the Termination Date, unless all of the Lenders have approved such expiry date in writing or the Company has Cash Collateralized such Letter of Credit;

(iv)          any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to such Issuer, or the Issuance of a Letter of Credit shall violate any applicable policies of such Issuer; or

(v)           such Letter of Credit is in a face amount less than $25,000, unless such amount is approved by the Administrative Agent and such Issuer, or is to be denominated in a currency other than Dollars.

3.02         Issuance, Amendment and Renewal of Letters of Credit.  (a)  Each Letter of Credit shall be issued upon the irrevocable written request of the Company received by the applicable Issuer (with a copy sent by the Company to the Administrative Agent) at least three Business Days (or such shorter time as such Issuer may agree in a particular instance in its sole discretion) prior to the proposed date of issuance.  Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application (or such other form as shall be acceptable to the applicable Issuer), and shall specify in form and detail satisfactory to such Issuer: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as such Issuer may require.

(b)           Promptly following its receipt of a request for the Issuance of any Letter of Credit, the applicable Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of the L/C Application or L/C Amendment Application from the Company and, if not, such Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable Issuer has received notice on or before the Business Day immediately preceding the date such Issuer is to issue a requested Letter of Credit from the Administrative Agent (A) directing such Issuer not to issue such Letter of Credit because such issuance is not then permitted under subsection 3.01(a) as a result of the limitations set forth in clauses (1) through (3) thereof or subsection 3.01(b)(ii); or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, such Issuer shall, on the requested date, Issue a Letter of Credit for the account of the Company in accordance with such Issuer’s usual and customary business practices.

(c)           From time to time while a Letter of Credit is outstanding and prior to the Termination Date, the applicable Issuer will, upon the written request of the Company received by such Issuer (with a copy sent by the Company to the Administrative Agent) at least three Business Days (or such shorter time as such Issuer may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it.  Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the applicable Issuer:  (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as such Issuer may require.  No Issuer shall be under any obligation to amend any Letter of Credit if:  (A) such

Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit.  The Administrative Agent will promptly notify the Lenders of the receipt by it of any L/C Application or L/C Amendment Application.

(d)           The Issuers and the Lenders agree that, while a Letter of Credit is outstanding and prior to the Termination Date, at the option of the Company and upon the written request of the Company received by the applicable Issuer (with a copy sent by the Company to the Administrative Agent) at least five days (or such shorter time as such Issuer may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, such Issuer shall be entitled to authorize the automatic renewal of any Letter of Credit issued by it; provided that any such automatic renewal Letter of Credit must permit the Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such 12-month period to be agreed upon at the time such Letter of Credit is issued.  Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the applicable Issuer: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of such Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of such Letter of Credit; and (iv) such other matters as such Issuer may require.  No Issuer shall be under any obligation to renew any Letter of Credit if: (A) such Issuer would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit.  If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the applicable Issuer that such Letter of Credit shall not be renewed, and if at the time of renewal such Issuer would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this subsection 3.02(d) upon the request of the Company but such Issuer shall not have received any L/C Amendment Application from the Company with respect to such renewal or other written direction by the Company with respect thereto, such Issuer shall nonetheless be permitted to allow such Letter of Credit to renew, and the Company and the Lenders hereby authorize such renewal, and, accordingly, such Issuer shall be deemed to have received an L/C Amendment Application from the Company requesting such renewal.

(e)           Each Issuer may, at its election (or as required by the Administrative Agent (or the Administrative Agent at the direction of the Required Lenders)), deliver any notices of termination or other communications to any applicable Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Termination Date.

(f)            This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(g)           Each Issuer will also deliver to the Administrative Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of

Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

3.03         Risk Participations, Drawings and Reimbursements.  (a)  Immediately upon the Issuance of each Letter of Credit (or, in the case of an Existing Letter of Credit, on the Effective Date), each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuer a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Lender, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.  For purposes of Section 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Lender by an amount equal to the amount of such participation.

(b)           In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuer will promptly notify the Company.  The Company shall reimburse the applicable Issuer prior to 11:00 a.m. on each date that any amount is paid by such Issuer under any Letter of Credit (each such date, an “Honor Date”), in an amount equal to the amount so paid by such Issuer; provided that if the Company does not receive notice of the amount paid by the applicable Issuer prior to 10:00 a.m. on such Honor Date, the Company shall reimburse such Issuer, in an amount equal to the amount so paid by such Issuer, not later than 10:00 a.m. on the Business Day immediately following the date on which the Company receives notice of the amount so paid by such Issuer (and such reimbursement shall include interest for the period from the Honor Date to the date of reimbursement at the Base Rate plus the Applicable Margin (or such other rate as the Company and such Issuer shall agree) on the amount so reimbursed).  In the event the Company fails to reimburse the applicable Issuer the full amount of any drawing under any Letter of Credit by the time specified in the previous sentence, such Issuer will promptly notify the Administrative Agent, and the Administrative Agent will promptly notify each Lender thereof, and the Company shall be deemed to have requested that Base Rate Loans in an amount equal to such unreimbursed amount be made by the Revolving Lenders to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Aggregate Commitment and subject to the conditions set forth in Section 5.02.  Any notice given by an Issuer or the Administrative Agent pursuant to this subsection 3.03(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)           Each Revolving Lender shall upon any notice pursuant to subsection 3.03(b) make available to the Administrative Agent for the account of the relevant Issuer an amount in Dollars and in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Lenders shall (subject to subsection 3.03(d)) each be deemed to have made a Revolving Loan consisting of a Base Rate Loan to the Company in that amount.  If any Lender so notified fails to make available to the Administrative Agent for the account of the applicable Issuer the amount of such Lender’s Pro Rata Share of the amount of the drawing by no later than 12:00 noon on the Honor Date, then interest shall accrue on such amount, from the Honor Date to the date such Lender makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period.  The Administrative Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Administrative Agent to give any such notice on the Honor Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 3.03 once notice has been provided.

(d)           With respect to any unreimbursed drawing that is not converted into Revolving Loans consisting of Base Rate Loans to the Company in whole or in part, because of the Company’s failure to satisfy the conditions set forth in Section 5.02 or for any other reason, the Company shall be deemed to have incurred from the applicable Issuer an L/C Borrowing in the Dollar Equivalent of the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans plus 2.0% per annum, and each Lender’s payment to such Issuer pursuant to subsection 3.03(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 3.03.

(e)           Each Lender’s obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the applicable Issuer and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such Issuer, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Revolving Loans under this Section 3.03 is subject to the conditions set forth in Section 5.02.

3.04         Repayment of Participations.  (a)  Upon (and only upon) receipt by the Administrative Agent for the account of an Issuer of immediately available funds from the Company (i) in reimbursement of any payment made by such Issuer under the Letter of Credit with respect to which any Lender has paid the Administrative Agent for the account of such Issuer for such Lender’s participation in the Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, the Administrative Agent will promptly pay to each Lender, in the same funds as those received by the Administrative Agent for the account of such Issuer, the amount of such Lender’s Pro Rata Share of such funds, and such Issuer shall receive the amount of the Pro Rata Share of such funds of any Lender that did not so pay the Administrative Agent for the account of such Issuer.

(b)           If the Administrative Agent or an Issuer is required at any time to return to the Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Company to the Administrative Agent for the account of such Issuer pursuant to subsection 3.04(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent or such Issuer the amount of its Pro Rata Share of any amounts so returned by the Administrative Agent or such Issuer plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent or such Issuer, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

3.05         Role of the Issuers.  (a)  Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the applicable Issuer shall not have any responsibility to obtain any document (other than any documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b)           None of the Administrative Agent, any Related Party thereof, or any of the respective correspondents, participants or assignees of an Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

(c)           The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  Neither the Administrative Agent nor any Related Party thereof, nor any of the respective correspondents, participants or assignees of an Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 3.06; provided that, anything in such clauses to the contrary notwithstanding, that the Company may have a claim against an Issuer, and such Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such Issuer’s willful misconduct or gross negligence or such Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a document strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing: (i) an Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) no Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.06         Obligations Absolute.  The obligations of the Company under this Agreement and any L/C-Related Document to reimburse the applicable Issuer for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

(i)            any lack of validity or enforceability of this Agreement or any L/C-Related Document;

(ii)           any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from any L/C-Related Document;

(iii)          the existence of any claim, recoupment, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

(iv)          any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any error, omission, interruption, loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(v)           any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuer;

(vi)          any payment by such Issuer under any Letter of Credit against presentation of a document that does not strictly comply with the terms of any Letter of Credit; or any payment made by such Issuer under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(vii)         any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or

(viii)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

3.07         Cash Collateral Pledge.  Upon (i) the request of the Administrative Agent or the Required Lenders, (A) if any Event of Default has occurred and is continuing, or (B) if, as of the Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) the termination of the Aggregate Commitment, then the Company shall immediately Cash Collateralize the L/C Obligations in an amount equal to such L/C Obligations.

3.08         Letter of Credit Fees.  (a)  The Company shall pay to the Administrative Agent for the account of each of the Lenders a letter of credit fee with respect to the Letters of Credit equal to the Applicable Margin times the average daily maximum amount available to be drawn of the outstanding Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Administrative Agent; provided that any letter of credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuer pursuant to this Section 3.08 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.19, with the balance of such fee, if any, payable to the applicable Issuer for its own account.  Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Effective Date, through the Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Termination Date (or such later expiration date).

(b)           The Company shall pay to the applicable Issuer, for its sole account, a letter of credit fronting fee for each Letter of Credit Issued by such Issuer equal to 0.125% per annum of the face amount (or increased or decreased face amount, as the case may be) of such Letter of Credit.  Such Letter of Credit fronting fee shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which such Letter of Credit is outstanding, commencing on the first such quarterly date to occur after such Letter of Credit is Issued, through the Termination Date (or such later date upon which such Letter of Credit shall expire), with the final payment to be made on the Termination Date (or such later expiration date).

(c)           The Company shall pay to the applicable Issuer, for its sole account, from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuer relating to letters of credit as from time to time in effect.

3.09         UCP; ISP.  The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any commercial Letter of Credit shall (unless otherwise expressly provided in such Letter of Credit) apply to such Letter of Credit, and the International Standby Practices as published by the International Chamber of Commerce most recently at the time of issuance of any standby Letter of Credit shall (unless otherwise expressly provided in such Letter of Credit) apply to such Letter of Credit.

ARTICLE IV

TAXES, YIELD PROTECTION AND ILLEGALITY

4.01         Taxes.  (a)  Any and all payments by the Company to each Lender or the Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes.  In addition, the Company shall pay all Further Taxes and Other Taxes.

(b)           If the Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then:

(i)            the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Lender or the Administrative Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii)           the Company shall make such deductions and withholdings;

(iii)          the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv)          the Company shall also pay to each Lender (or the Administrative Agent for the account of such Lender) or the Administrative Agent, at the time interest is paid, Further Taxes in the amount that the respective Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

(c)           The Company agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of (i) Taxes, (ii) Other Taxes and (iii) Further Taxes in the amount that Lender or the Administrative Agent specifies as necessary to preserve the after-tax yield such Lender or Administrative Agent would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted.  Payment under this indemnification shall be made within 30 days after the date the applicable Lender or the Administrative Agent makes written demand therefor.

(d)           Within 30 days after the date of any payment by the Company of Taxes, Other Taxes or Further Taxes, the Company shall furnish to each Lender or the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender or the Administrative Agent.

(e)           If the Company is required to pay any amount to any Lender pursuant to subsection (b) or (c) of this Section, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole judgment of such Lender is not otherwise disadvantageous to such Lender.

(f)            Any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located and that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate.

(g)           If a payment made to a Lender or an Issuer under a Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender or Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuer shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or Administrative Agent as may be necessary for such Person to comply with its obligations under FATCA to determine that such Lender or Issuer has or has not complied with its obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 4.01(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement, whether or not such amendments are included in the definition set forth in Section 1.01.

4.02         Illegality.  (a)  If any Lender determines that any Change in Law has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make Offshore Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.

(b)           If a Lender determines that it is unlawful to maintain any Offshore Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full such Offshore Rate Loans of such Lender then outstanding, together with interest accrued thereon and amounts required under Section 4.04, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Offshore Rate Loan.  If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

(c)           If the obligation of any Lender to make or maintain Offshore Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to such Lender through the Administrative Agent that all Loans which would otherwise be made by such Lender as Offshore Rate Loans shall be instead Base Rate Loans.

(d)           Before giving any notice to the Administrative Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

4.03         Increased Costs and Reduction of Return.  (a)  If any Lender determines that, due to any Change in Law, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Offshore Rate Loans or participating in Letters of Credit, or, in the case of an Issuer, any increase in the cost to such Issuer of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b)           If any Lender shall have determined that any Change in Law, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Company through the Administrative Agent, the Company shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

4.04         Funding Losses.  The Company shall reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a)           the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan;

(b)           the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a similar notice;

(c)           the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.08;

(d)           any payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period (including in connection with the syndication of the Commitments); and

(e)           the automatic conversion under Section 2.04 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained, except to the extent such loss or expense arises as a result of such Lender being replaced pursuant to and in accordance with Section 4.08 because it is a Defaulting Lender.  For purposes of calculating amounts payable by the Company to the Lenders under this Section and under subsection 4.03(a), each Offshore Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBO Rate used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

4.05         Inability to Determine Rates.  If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.11(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Offshore Rate Loans hereunder shall be suspended until the Administrative Agent revokes such notice in writing.  Upon receipt of such notice, the Company may revoke any Notice of Borrowing then submitted by it.  If the Company does not revoke such notice, the Lenders shall make, convert or continue the Loans, as requested by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made as, converted into or continued as, as the case may be, Base Rate Loans instead of Offshore Rate Loans.

4.06         Reserves on Offshore Rate Loans.  The Company shall pay to each Lender, as long as such Lender shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), other than reserve requirements included in the calculation of the Offshore Rate, additional costs on the unpaid principal amount of each Offshore Rate Loan to the Company equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 15 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

4.07         Certificates of Lenders.  Any Lender claiming reimbursement or compensation under this Article IV shall deliver to the Company (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder, and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

4.08         Substitution of Lenders.  Upon the receipt by the Company from any Lender of a claim for compensation under Section 4.03 or Section 4.06, of notice that it cannot make Offshore Rate Loans under Section 4.02, or of a claim for Taxes or Further Taxes under Section 4.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender with respect to a pending amendment or waiver (any of the foregoing Lenders, an “Affected Lender”), then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent (i) require such Affected Lender to assign and delegate to an Eligible Assignee designated by the Company all or a ratable part of all of such Affected Lender’s Loans and Commitment at the face amount thereof (a “Replacement Lender”); or (ii) request one more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans and Commitment.  Any such designation of a Replacement Lender under clause (i) shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).  Any transfer of Loans and Commitments shall be accompanied by the payment of any amounts due to the Affected Lender under Sections 4.01, 4.03, 4.04 (calculated as if the assigned Loans were prepaid on the date of assignment) and 4.06 and shall be made in accordance with Section 11.08; provided that the processing fee referenced in Section 11.08(a) shall not be required to be paid.

4.09         Survival.  The agreements and obligations of the Company in this Article IV shall survive the payment of all other Obligations, and the Company will have no obligation to pay any amount hereunder unless a demand is made within 180 days after the date upon which the Administrative Agent’s or the applicable Lender’s right to reimbursement arises; provided that, if the Change in Law giving rise to such right to reimbursement is retroactive, then such 180-day period shall be extended to include the period of retroactive effect hereof.

ARTICLE V

CONDITIONS PRECEDENT

5.01         Conditions to Effectiveness.  The effectiveness of this Agreement is subject to the condition that the Administrative Agent shall have received all of the following, in form and substance satisfactory to the Administrative Agent and each Lender, and (in the case of any document listed below) in sufficient copies for each Lender:

(a)           Credit Agreement.  This Agreement executed by each party hereto;

(b)           Resolutions; Incumbency.

(i)            Copies of the resolutions of the board of directors of each Loan Party authorizing the transactions contemplated hereby, certified as of the Effective Date by the Secretary or an Assistant Secretary of such Loan Party; and

(ii)           A certificate of the Secretary or Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to execute, deliver and perform, as applicable, this Agreement and all other Loan Documents to be delivered by it hereunder;

(c)           Organization Documents; Good Standing. Each of the following documents:

(i)            the articles or certificate of incorporation and the bylaws of each Loan Party as in effect on the Effective Date, certified as of the Effective Date by the Secretary or Assistant Secretary of such Loan Party; and

(ii)           a good standing certificate or certificate of status for each Loan Party from the Secretary of State (or similar, applicable Governmental Authority) of its state of organization;

(d)           Legal Opinion.  An opinion of K&L Gates LLP, counsel to the Company and the Guarantors, addressed to the Administrative Agent and the Lenders.

(e)           Payment of Fees.  Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Effective Date, together with Attorney Costs of JPMorgan to the extent invoiced prior to or on the Effective Date, plus such additional amounts of Attorney Costs as shall constitute JPMorgan’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings

(provided that such estimate shall not thereafter preclude final settling of accounts between the Company and JPMorgan); including any such costs, fees and expenses arising under or referenced in Sections 2.11 and 11.04;

(f)            Certificate.  A certificate signed by a Responsible Officer, dated as of the Effective Date, stating that:

(i)            the representations and warranties contained in Article VI are true and correct in all material respects on and as of such date, as though made on and as of such date;

(ii)           no Default or Event of Default exists or would result from the Credit Extension; and

(iii)          there has not occurred since June 30, 2010 any event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(g)           Confirmation.  The Confirmation executed by each Guarantor as of the Effective Date;

(h)           Repayment of Prior Indebtedness.  All outstanding Indebtedness of the Company or any Subsidiary not specified on Schedule 8.05 or otherwise permitted by Section 8.05 shall have been paid in full and all commitments to create such Indebtedness, all guaranties supporting such Indebtedness and all Liens securing such Indebtedness shall have been terminated; and

(i)            Other Documents.  Such other approvals, opinions, documents or materials as the Administrative Agent or any Lender may request.

5.02         Conditions to All Credit Extensions.  The making of each Credit Extension is subject to the satisfaction of the following conditions precedent on the date of such Credit Extension:

(a)           Notice, Application.  The Administrative Agent shall have received a Notice of Borrowing or, in the case of any Issuance of any Letter of Credit, the applicable Issuer and the Administrative Agent shall have received an L/C Application or L/C Amendment Application, as required under Section 3.02;

(b)           Continuation of Representations and Warranties.  The representations and warranties in Article VI shall be true and correct in all material respects on and as of such Borrowing Date or Issuance Date with the same effect as if made on and as of such Borrowing Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

(c)           No Existing Default.  No Default or Event of Default shall exist or shall result from such Credit Extension.

Each Notice of Borrowing, L/C Application or L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date or Issuance Date, as applicable, that the conditions in this Section 5.02 are satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Administrative Agent and each Lender that:

6.01         Existence and Power.  The Company and each of its Subsidiaries:

(a)           is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)           has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, to carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party;

(c)           is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

(d)           is in compliance with all Requirements of Law; except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02         Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary organizational action, and do not and will not:

(a)           contravene the terms of any of such Person’s Organization Documents;

(b)           conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

(c)           violate any Requirement of Law.

6.03         Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of the Agreement or any other Loan Document.

6.04         Binding Effect.  Each Loan Document to which a Loan Party is a party constitutes the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.05         Litigation.  There are no actions, suits, investigations, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company or its Subsidiaries or any of their respective properties:

(a)           which purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b)           as to which there exists a substantial likelihood of an adverse determination, which determination could reasonably be expected to have a Material Adverse Effect.  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.06         No Default.  No Default or Event of Default exists or would result from the incurring of any Obligations by the Company.  As of the Effective Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Effective Date, create an Event of Default under subsection 9.01(e).

6.07         ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification.

(b)           There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability to the PBGC under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA);  (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (vi) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; and (vii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code is 60% or higher and neither the Company nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date.

6.08         Use of Proceeds; Margin Regulations.  The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.12.  Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.09         Title to Properties.  The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  As of the Effective Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.10         Taxes.  The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

6.11         Financial Condition.  (a)  The audited consolidated financial statements of the Company and its Subsidiaries dated June 30, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date:

(x)            were prepared in accordance with GAAP consistently applied throughout the period covered thereby;

(y)           fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

(z)            except as specifically disclosed in Schedule 6.11, show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof.

(b)           Since June 30, 2010 there has been no Material Adverse Effect.

6.12         Environmental Matters.  Except as specifically disclosed in Schedule 6.12:

(a)           The on-going operations of the Company and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $5,000,000 in the aggregate (exclusive of amounts payable under insurance policies and indemnity agreements which the Company or such Subsidiary reasonably expects to receive).

(b)           The Company and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Company and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits.

(c)           None of the Company, any of its Subsidiaries or any of their respective present property or operations is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to (i) any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material or (ii) to the extent that it could reasonably be expected to have a Material Adverse Effect, any claim, proceeding or written notice from any Person regarding any Environmental Law, Environmental Claim or Hazardous Material.

(d)           There are no Hazardous Materials or other conditions or circumstances existing with respect to any property of the Company or any Subsidiary, or arising from operations prior to the Effective Date, of the Company or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Company and its Subsidiaries in excess of $5,000,000 in the aggregate for all such conditions, circumstances and properties.  In addition, (i) neither the Company nor any Subsidiary has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws or (y) that are leaking or disposing of Hazardous Materials off-site, and (ii) the Company and its Subsidiaries have met all material notification requirements under applicable Environmental Laws.

6.13         Labor Relations.  There are no strikes, lockouts or other labor disputes against the Company or any of its Subsidiaries, or, to the best of the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries, and no significant unfair labor practice complaint is pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against any of them before any Governmental Authority.

6.14         Regulated Entities.  None of the Company, any Person controlling the Company, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940.  Neither the Company nor any Subsidiary is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

6.15         No Burdensome Restrictions.  Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization

Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

6.16         Copyrights, Patents, Trademarks and Licenses, etc.  The Company and its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.17         Subsidiaries.  As of the Effective Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.17 and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.17.

6.18         Insurance.  The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and are similarly situated.

6.19         Swap Obligations.  Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contract, other than Permitted Swap Obligations.  The Company has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

6.20         Solvency.   The Company and each of its Subsidiaries are Solvent.

6.21         Full Disclosure.  None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company or its Subsidiaries to the Lenders prior to the Effective Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Lenders waive compliance in writing:

7.01         Financial Statements.  The Company shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           as soon as available, but not later than the earlier of (i) the date of filing thereof with the SEC and (ii) 90 days after the end of each fiscal year (commencing with the fiscal year ending June 30, 2011), a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of PriceWaterhouseCoopers LLP or another nationally-recognized independent public accounting firm (“Independent Auditor”) which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years.  Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records or because of a “going concern” exception; and

(b)           as soon as available, but not later than the earlier of (i) the date of filing thereof with the SEC and (ii) 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending September 30, 2011), a copy of the unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such fiscal quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries.

7.02         Certificates; Other Information.  The Company shall furnish to the Administrative Agent:

(a)           concurrently with the delivery of the financial statements referred to in subsections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;

(b)           concurrently with the delivery of the financial statements referred to in subsection 7.01(a), (i) a consolidating balance sheet and income statement for such year (which need not be audited) and setting forth in comparative form the figures for the previous fiscal year, and (ii) a budget for the next succeeding fiscal year;

(c)           promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodic or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC; and

(d)           promptly, such additional information regarding the business, financial or corporate or other organizational affairs of the Company or any Subsidiary as the Administrative Agent (or the Administrative Agent, at the request of any Lender) may from time to time reasonably request.

The Company hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuers materials and/or information provided by or on behalf of Company hereunder (collectively, “Company Materials”) by posting Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Company or its securities) (each, a “Public Lender”).  The Company hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Issuers and the Lenders to treat such Company Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws; (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.

7.03         Notices.  The Company shall promptly notify the Administrative Agent and each Lender:

(a)           of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, to the extent so applicable, (i) any breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws; or (iv) any other Environmental Claim;

(c)           of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Administrative Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

(i)            an ERISA Event;

(ii)           a material increase in the Unfunded Pension Liability of any Pension Plan;

(iii)          the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

(iv)          the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

(d)           of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries;

(e)           upon, but in no event later than 15 days after, any officer of the Company or any Subsidiary becoming aware of (i) any and all enforcement, investigation, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company or any Subsidiary or any of their respective properties pursuant to any applicable Environmental Laws which could reasonably be expected to have a Material Adverse Effect, (ii) all other material Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Company or any Subsidiary that could reasonably be anticipated to cause such property of the Company or such Subsidiary or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws; and

(f)            upon the reasonable request from time to time of the Administrative Agent, the Swap Termination Values, together with a description of the method by which such values were determined, relating to any then-outstanding Swap Contract to which the Company or any of its Subsidiaries is party.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time.  Each notice under subsection 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

7.04         Preservation of Existence, Etc.  The Company shall, and shall cause each Subsidiary to:

(a)           preserve and maintain in full force and effect its existence and good standing under the laws of its state or jurisdiction of formation;

(b)           preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 8.03 and sales of assets permitted by Section 8.02;

(c)           use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

(d)           preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.05         Maintenance of Property.  The Company shall maintain and preserve, and shall cause each Subsidiary to maintain and preserve, all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof.

7.06         Insurance.  The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including workers’ compensation insurance, public liability insurance and property and casualty insurance.

7.07         Payment of Obligations.  The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a)           all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and

(b)           all material lawful claims which, if unpaid, would by law become a Lien upon its property in violation of Section 8.01.

7.08         Compliance with Laws.  The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.  In addition, the Company shall (a) ensure, and cause each Subsidiary to ensure, that no Person that owns a controlling interest in or otherwise controls the Company or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar list maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations.

7.09         Compliance with ERISA.  The Company shall, and shall cause each of its ERISA Affiliates to:  (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

7.10         Inspection of Property and Books and Records.  The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary.  The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine their respective company, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided that when an Event of Default exists the Administrative Agent or any Lender may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice; provided, further, that neither the Administrative Agent nor any Lender shall conduct any environmental testing of any owned or leased facility of the Company or any Subsidiary without the prior written consent of the Company, which shall not unreasonably be withheld.

7.11         Environmental Laws.  (a)  The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, the violation of which could reasonably be expected to result in liability to the Company and its Subsidiaries in excess of $5,000,000 in the aggregate (net of any payments under insurance policies or indemnity agreements which the Company or such Subsidiary reasonably expects to receive).

(b)           Upon the written request of the Administrative Agent or any Lender, the Company shall submit and cause each of its Subsidiaries to submit, to the Administrative Agent with sufficient copies for each Lender, at the Company’s sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to subsection 7.03(e), that could, individually or in the aggregate, result in liability in excess of $5,000,000 (net of any payments under insurance policies or indemnity agreements which the Company or such Subsidiary reasonably expects to receive).

7.12         Use of Proceeds.  The Company shall use the proceeds of the Loans (a) to finance Permitted Acquisitions and to pay certain fees and expenses related thereto, (b) for working capital, capital expenditures, stock repurchases and dividends and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document; provided that any stock of the Company that is repurchased by the Company shall be immediately retired and (c) to refinance the Existing Credit Agreement and other existing Indebtedness.

7.13         Further Assurances.  (a)  The Company shall ensure that all written information, exhibits and reports furnished to the Administrative Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Administrative Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof.

(b)           Promptly upon request by the Administrative Agent or the Required Lenders, the Company shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, certificates, assurances and other instruments the Administrative Agent or such Lenders, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, and (ii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.

7.14         Guaranties.  (a)  The Company shall (i) cause each Domestic Subsidiary that accounted for more than 5% of the consolidated (gross) revenues of the Company and its Subsidiaries during the most recent 12-month period for which financial statements are available pursuant to Section 7.01 (the “Test Period”), calculated (x) on an actual and a pro forma basis for any Subsidiary created or acquired after the beginning of such Test Period and (y) giving effect to any material intercompany transactions after the beginning of such Test Period, to be a party to the Subsidiary Guaranty; and (ii) if all Domestic Subsidiaries that are not parties to the Subsidiary Guaranty accounted for 10% or more of the consolidated (gross) revenues of the Company and its Subsidiaries for the most recent Test Period, cause one or more of such Domestic Subsidiaries to promptly execute the Subsidiary Guaranty so that, upon such execution, such 10% threshold is no longer exceeded.  The Company shall promptly notify the Administrative Agent at any time at which, in accordance with this Section 7.14, any Subsidiary is required to become a party to the Subsidiary Guaranty.

(b)           Without limiting subsection (a) above, the Company shall at all times cause each Subsidiary that guarantees any other Indebtedness of the Company to be a Guarantor.

7.15         Note Agreement Amendment.  The Company shall, within 30 days after the Effective Date, deliver evidence to the Administrative Agent and the Lenders that the negative covenants in the Note Agreement (and related definitions) have been amended in a manner consistent with the applicable covenants set forth in Article VIII (and related definitions) and otherwise reasonably satisfactory to the Administrative Agent; provided that if the Company does not deliver such evidence within such 30-day period, the applicable covenants set forth in Article VIII (and related definitions) shall thereafter be deemed to be amended automatically to conform to the applicable covenants set forth in Article VIII (and related definitions) of the Existing Credit Agreement (without giving effect to the termination thereof) until the Company delivers such evidence.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Lenders waive compliance in writing:

8.01         Limitation on Liens.  The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, make, create, incur, assume or permit to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)           any Lien existing on property of the Company or any Subsidiary on the Effective Date and set forth in Schedule 8.01 securing Indebtedness outstanding on such date;

(b)           any Lien created under any Loan Document;

(c)           Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07, provided that no notice of lien has been filed or recorded under the Code;

(d)           carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)           Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f)            Liens on the property of the Company or its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) Contingent Obligations in connection with performance bonds, surety bonds and appeal bonds and (iii) other non-delinquent obligations of a like nature, in each case, incurred in the ordinary course of business; provided that all such Liens in the aggregate could not reasonably be expected to cause a Material Adverse Effect;

(g)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

(h)           Liens securing obligations in respect of Capital Leases on assets subject to such leases, provided that such Capital Leases are otherwise permitted hereunder; and

(i)            other Liens securing Indebtedness that does not exceed in the aggregate at any one time outstanding the lesser of (x) 4% of Net Worth as set forth in the most recently delivered Compliance Certificate pursuant to Section 7.02(a) and (y) the maximum amount of such secured Indebtedness that, when aggregated with all other outstanding Priority Debt (within the meaning of the Note Agreement), would be permitted under the Note Agreement; provided that such Liens may not secure (A) the Note Agreement or (B) any other Indebtedness (excluding Capital Lease Obligations) to a bank, insurance company or other financial institution in excess of $20,000,000.

8.02         Disposition of Assets.  The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, (x) issue any equity interests of any Subsidiary to any Person (other than a Joint Venture) which is not the Company or a Subsidiary or (y) sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property, including accounts and notes receivable, with or without recourse (each, an “Asset Disposition”), or enter into any agreement to do any of the foregoing, except:

(a)           dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

(b)           the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

(c)           dispositions made by the Company or any Subsidiary to any Wholly-Owned Subsidiary which is a Guarantor, or dispositions made by any Subsidiary to the Company;

(d)           dispositions made in connection with Investments permitted under Section 8.04; and

(e)           dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) at the time of any disposition, no Default or Event of Default shall exist or shall result from such disposition, and (ii) the aggregate value of all assets so sold by the Company and its Subsidiaries after the Effective Date, together, shall not (x) represent more than 10% of the total assets of the Company and its Subsidiaries as of the last day of the fiscal quarter most recently ended for which the Company has delivered financial statements pursuant to Section 7.01 or (y) be related to more than 10% of the consolidated net income of the Company and its Subsidiaries for the 12-month period ending as of the end of the fiscal quarter next preceding the date of determination;

provided that no Asset Disposition with respect to the equity interests or Indebtedness of any Subsidiary or any note or account receivable may be made if such Asset Disposition would be prohibited by the terms of the Note Agreement.

8.03         Consolidations and Mergers.  The Company shall not, and shall not permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists immediately before and after giving effect to such transaction:

(a)           any Subsidiary may merge with the Company or another Subsidiary; provided that (i) in the case of any transaction between a Subsidiary and the Company, the Company shall be the continuing or surviving corporation, (ii) in the case of any transaction between a Subsidiary and a Wholly-Owned Subsidiary, such Wholly-Owned Subsidiary shall be the continuing or surviving corporation or entity, and (iii) in the case of any transaction between a Domestic Subsidiary and a Foreign Subsidiary, such Domestic Subsidiary shall be the continuing or surviving corporation or entity;

(b)           any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or another Wholly-Owned Subsidiary;

(c)           any Subsidiary may merge or consolidate with another Person in order to effect a Permitted Acquisition;

(d)           so long as it is the surviving entity, the Company may merge or consolidate with another Person in order to effect a Permitted Acquisition; and

(e)           the Company and Subsidiaries may make Investments permitted under Section 8.04.

8.04         Loans and Investments.  The Company shall not purchase or acquire, or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligation or other security of, or any interest in, any Person, or make or commit to make any Acquisition, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (together, “Investments”), except for:

(a)           Investments held by the Company or any Subsidiary in the form of Cash Equivalents;

(b)           extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(c)           Investments by the Company or any Subsidiary in Wholly-Owned Subsidiaries or in the form of unsecured loans made by any Subsidiary to the Company;

(d)           Investments incurred in order to consummate Acquisitions otherwise permitted herein (“Permitted Acquisitions”), provided that (i) such Acquisitions are undertaken in accordance with all applicable Requirements of Law, (ii) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the Person to be acquired (and its stockholders or equivalent equity holders, if necessary) is obtained, (iii) after giving effect to such Acquisition, no Default or Event of Default shall have occurred and be continuing (including in respect of Sections 8.14, 8.15 and 8.16 on a pro forma basis as of the last day of the preceding fiscal quarter), (iv) the Company provides the Administrative Agent, for the benefit of the Lenders, prior to consummating any such Acquisition (or series of related Acquisitions) for which the total consideration (other than stock of the Company) exceeds $50,000,000, a Compliance Certificate executed by a Responsible Officer evidencing compliance with clause (iii) above, and (v) the Person or business which is the subject of such Acquisition is in the same or similar line of business as the Company and its Subsidiaries;

(e)           other Investments (excluding Permitted Acquisitions but including Investments in Joint Ventures) in addition to the foregoing Investments permitted by this Section 8.04; provided that (i) the total amount of Investments permitted under this Section 8.04(e) does not exceed in the aggregate at any one time outstanding 30% of Net Worth as set forth in the most recently delivered Compliance Certificate pursuant to Section 7.02(a) and (ii) the aggregate amount of such Investments made in or to Persons that are not in the same or similar line of business in which the Company and its Subsidiaries are engaged as of the Effective Date shall not exceed 10% of Net Worth as set forth in the most recently delivered Compliance Certificate pursuant to Section 7.02(a);

(f)            Investments of a nature not contemplated by the foregoing clauses hereof that are outstanding as of the Effective Date and set forth in Schedule 8.04 hereto; and

(g)           Investments in the form of repurchase of the Company’s or any Subsidiary’s capital stock or Indebtedness approved by the Company’s board of directors (or the Subsidiary’s equivalent managers or directors) that would not otherwise result in a Default or an Event of Default.

For the avoidance of doubt, contributions made by the Company or any ERISA Affiliate to any Pension Plan or other employee benefit plan (including qualified plans) of the Company or such ERISA Affiliate shall not constitute an Investment by the Company or such ERISA Affiliate under this Section 8.04.

8.05         Limitation on Indebtedness.  The Company shall not, and shall not permit any Subsidiary to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)           Indebtedness incurred pursuant to this Agreement;

(b)           Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.08;

(c)           Indebtedness existing on the Effective Date and set forth in Schedule 8.05;

(d)           Indebtedness incurred in connection with Capital Leases in an aggregate outstanding amount not to exceed $50,000,000 at any time;

(e)           unsecured intercompany Indebtedness so long as the related Investment is permitted by Section 8.04;

(f)            Indebtedness under the Existing Credit Agreement, so long as such Indebtedness is repaid concurrently with the making of the initial Credit Extensions hereunder; and

(g)           other Indebtedness incurred by the Company or any Subsidiary from time to time; provided that after giving effect to such Indebtedness, (i) Section 8.14 would not be violated (as determined on a pro forma basis as of the last day of the previous fiscal quarter) and (ii) the aggregate outstanding amount of such Indebtedness of Subsidiaries that are not Guarantors shall not at any time exceed 10% of Net Worth.

8.06         Transactions with Affiliates.  Except for intercompany Indebtedness otherwise permitted hereunder, the Company shall not, and shall not permit any Subsidiary to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

8.07         Margin Regulations.  The Company shall not, whether directly or indirectly, and whether immediately, incidentally or ultimately, purchase or carry any Margin Stock or extend credit to others for the purpose of purchasing or carrying Margin Stock.

8.08         Contingent Obligations.  The Company shall not, and shall not permit any Subsidiary to, create, incur, assume or permit to exist any Contingent Obligation except:

(a)           endorsements for collection or deposit in the ordinary course of business;

(b)           Permitted Swap Obligations;

(c)           L/C Obligations;

(d)           Contingent Obligations constituting Investments permitted under Section 8.04; and

(e)           other Contingent Obligations (other than L/C Obligations) of the Company and its Subsidiaries not to exceed in the aggregate at any one time outstanding 7.5% of Net Worth as set forth in the most recently delivered Compliance Certificate pursuant to Section 7.02(a).

8.09         Restrictive Agreements.  The Company shall not, nor shall it permit any of its Subsidiaries to, enter into any indenture, agreement, instrument or other arrangement which directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the ability of any Subsidiary to (a) pay dividends or make other distributions (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits, (b) make loans or advances to the Company or any Subsidiary, (c) repay loans or advances from the Company or any Subsidiary or (d) transfer any of its properties or assets to the Company or any Subsidiary.

8.10         ERISA.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) terminate any Plan subject to Title IV of ERISA so as to result in any material (in the opinion of the Required Lenders) liability to the Company or any ERISA Affiliate, (ii) permit to exist any ERISA Event or any other event or condition, which presents the risk of a material (in the opinion of the Required Lenders) liability to the Company or any ERISA Affiliate, (iii) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any

Multiemployer Plan so as to result in any material (in the opinion of the Required Lenders) liability to the Company or any ERISA Affiliate or (iv) enter into any new Plan or modify any existing Plan in a manner that (a) increases its obligations thereunder and (b) could result in any material (in the opinion of the Required Lenders) liability to the Company or any ERISA Affiliate.

8.11         Change in Business.  The Company shall not, and shall not permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the Effective Date.

8.12         Accounting Changes.  The Company shall not, and shall not permit any Subsidiary to, (a) make any significant change in accounting treatment or reporting practices, except as required by GAAP, or (b) change the fiscal year of the Company or of any Subsidiary; provided that the fiscal year of the Company and its Subsidiaries may be changed to a year ending December 31.

8.13         Amendments to Charter.  The Company shall not, and shall not permit any Subsidiary to, (a) amend or modify any term or provision of its certificate or articles of formation or bylaws (or similar organizational document) which is materially adverse to the Administrative Agent or the Lenders without the prior written consent of the Required Lenders or (b) issue any preferred stock or other preferred equity interest.

8.14         Leverage Ratio.  The Company shall not, as of the last day of any fiscal quarter, permit its Leverage Ratio to be greater than 3.00 to 1.0.

8.15         Fixed Charge Coverage Ratio.  The Company shall not, as of the last day of any fiscal quarter, permit its ratio of (a) EBITDAR for the period of four fiscal quarters then ending to (b) Fixed Charges for such four fiscal quarter period to be less than 1.30 to 1.0.

8.16         Minimum Net Worth.  The Company shall not, as of the last day of any fiscal quarter, permit Net Worth to be less than the sum of (a) $850,000,000 plus (b) on a cumulative basis, 25% of the positive net income earned during each fiscal quarter commencing on or after April 1, 2011 plus (c) on a cumulative basis, 50% of the net cash proceeds received from the issuance of equity securities of the Company after the Effective Date.

8.17         Most Favored Lender Status.  The Company shall not, and shall not permit any Subsidiary to, enter into, assume or otherwise be bound or obligated under Material Debt Agreement (as defined below) containing one or more Additional Financial Covenants or Additional Defaults, without the prior written consent of the Required Lenders; provided that if the Company or any Subsidiary shall enter into, assume or otherwise become bound by or obligated under any Material Debt Agreement without the prior written consent of the Required Lenders, the terms of this Agreement shall, without any further action on the part of the Company, the Administrative Agent or any Lender, be deemed to be amended automatically to include each Additional Financial Covenant and each Additional Default contained in Material Debt Agreement, but only for so long as such Additional Financial Covenant or Additional Default remains in effect under such Material Debt Agreement.  The Company shall promptly execute and deliver at its expense (including Attorney Costs) an amendment to this Agreement in form and substance satisfactory to the Required Lenders evidencing the amendment of this Agreement to include any such Additional Financial Covenant and/or Additional Default; provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of the effectiveness of any amendment as provided for in this Section 8.17.  For purposes of the foregoing, “Material Debt Agreement” means any agreement (or group of related agreements) under which the Company and/or any Subsidiary at any time incurs (directly, by assumption, by operation of law or otherwise) or has the right to incur (pursuant to committed financing) Indebtedness in excess of $50,000,000; provided that any such agreement (or group of related agreements) shall cease to be a Material Debt Agreement if the total amount of Debt and unfunded commitments thereunder is permanently reduced to $30,000,000 or less.

8.18         Restricted Payments.  The Company shall not, and shall not permit any Subsidiary to, (i) declare or pay any dividend or make any other distribution (whether in cash, securities or other property) on any of its stock or other equity interests or any warrants, options or other rights with respect thereto (any of the foregoing, “Equity Interests”) or (ii) purchase, redeem or otherwise acquire for value any of its Equity Interests (any such declaration, payment, distribution, purchase, redemption or other acquisition, a “Restricted Payment”); provided that:

(a)           any Subsidiary may declare and pay dividends, and make other distributions, to the Company or any other Subsidiary;

(b)           the Company may declare and pay stock dividends; and

(c)           so long as no Default or Event of Default exists, the Company and its Subsidiaries may make other Restricted Payments; provided that if the Leverage Ratio as of the last day of the most recently ended fiscal quarter was greater than:

(1)    2.25 to 1.0 but equal to or less than 2.50 to 1.0, then neither the Company nor any Subsidiary will make any Restricted Payment pursuant to this clause (c) if, after giving effect thereto, the aggregate amount of all such Restricted Payments made during the 12-month period ending on the date of such Restricted Payment would exceed $35,000,000; or

(2)    2.50 to 1.0, then neither the Company nor any Subsidiary will make any Restricted Payment pursuant to this clause (c) if, after giving effect thereto, the aggregate amount of all such Restricted Payments made during the 12-month period ending on the date of such Restricted Payment would exceed $25,000,000.

ARTICLE IX

EVENTS OF DEFAULT

9.01         Event of Default.  Any of the following shall constitute an “Event of Default”:

(a)           Non-Payment.  The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan or of any L/C Obligation, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

(b)           Representation or Warranty.  Any representation or warranty by the Company or any Subsidiary made or deemed made herein or in any other Loan Document, or contained in any certificate, document or financial or other statement by the Company, any Subsidiary or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

(c)           Specific Defaults.  The Company fails to perform or observe any term, covenant or agreement contained in Section 7.03 or in Article VIII; or

(d)           Other Defaults.  Any Loan Party fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which any senior officer of the Company knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender; or

(e)           Cross-Default.  (i) The Company or any Subsidiary (A) fails to make any payment in respect of any Indebtedness (other than Specified Acquisition Debt) or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness (other than Specified Acquisition Debt) or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable, or to be required to be repurchased, prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $10,000,000; provided that any Event of Default arising under clause (i)(B) in respect of Indebtedness evidenced or governed by the Note Agreement shall be determined without regard to any amendment to or waiver of any provision of the Note Agreement or any related document or instrument entered into by the parties thereto in anticipation of, concurrent with or subsequent to the occurrence of any such event or circumstance; or

(f)            Insolvency; Voluntary Proceedings.  The Company or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g)           Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company’s or any Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h)           ERISA.  (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company or any ERISA Affiliate under Title IV of ERISA to such Pension Plan or Multiemployer Plan or to the PBGC in an aggregate amount for all such Pension Plans and Multiemployer Plans in excess of $1,000,000, less any outstanding amounts under clauses (ii) and (iii); (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans and Multiemployer Plans at any time exceeds $1,000,000, less any outstanding amounts under clauses (i) and (iii) (determined, in respect of Multiemployer Plans, by reference to the Unfunded Pension Liability for which the Company or any ERISA Affiliate may be liable); or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000, less any outstanding amounts under clauses (i) and (ii); or

(i)            Monetary Judgments.  One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $5,000,000 (or, if less, the applicable threshold set forth in the corresponding provision of the Note Agreement) or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or

(j)            Non-Monetary Judgments.  Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)            Loss of Licenses.  Any Governmental Authority revokes or fails to renew any license, permit or franchise of the Company or any Subsidiary, or the Company or any Subsidiary for any reason loses any license, permit or franchise, or the Company or any Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any license, permit or franchise, in each case to the extent that the same individually, collectively or cumulatively, does or would reasonably be expected to have a Material Adverse Effect; or

(m)          Guarantor Defaults.  Any Guarantor fails in any material respect to perform or observe any term, covenant or agreement in the Subsidiary Guaranty; or the Subsidiary Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or any Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder.

9.02         Remedies.  If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders,

(a)           declare the Commitment of each Lender to make Loans and any obligation of each Issuer to Issue Letters of Credit to be terminated, whereupon such Commitments and obligations shall be terminated;

(b)           declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(c)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided that upon the occurrence of any event specified in subsection (f) or (g) of Section 9.01 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Loans and any obligation of an Issuer to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent, either Issuer or any Lender.

9.03         Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.01       Appointment and Authorization.  (a)   Each of the Lenders and the Issuers hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.  The Lenders and the Issuers acknowledge that, pursuant to such activities, JPMorgan or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.  With respect to its Loans and Letters of Credit, JPMorgan shall have the same rights and powers under this Agreement as any other Lender and Issuer and may exercise the same as though it were not the Administrative Agent.

(b)           Each Issuer shall act on behalf of the Lenders with respect to any Letter of Credit Issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for such Issuer with respect thereto; provided that such Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by such Issuer in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article X, included such Issuer with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to such Issuer.

10.02       Liability.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) none of the Administrative Agent or any Related Party thereof shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.01), including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy, insolvency or similar law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy, insolvency or similar law, and (c) except as expressly set forth herein, none of the Administrative Agent or any Related Party thereof shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by such Person or any Affiliate thereof in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.01) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.03       Reliance by Administrative Agent.  (a) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b)           For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

10.04       Delegation of Duties.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.05       Resignation by Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuers and the Company.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuers, appoint a successor Administrative Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

10.06                     Independent Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

10.07                     Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent (or the Administrative Agent for the account of the Lenders), unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  The Administrative Agent will notify the Lenders of their  receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Article IX; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.08                     Indemnification of Administrative Agent.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent and its Related Parties (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), in accordance with such Lender’s Pro Rata Share of all Loans and Commitments, from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for the payment to the

Administrative Agent or any Related Party thereof of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

10.09                     Guaranty Matters.  The Administrative Agent shall, and the Lenders irrevocably authorize the Administrative Agent to, upon the written request of the Company so long as no Default or Event of Default exists, release any Guarantor from its obligations under the Subsidiary Guaranty if, after giving effect to such release, the Company is in compliance with Section 7.14.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 10.09.

10.10                     Other Agents.  None of the Lenders identified on the facing page or signature pages of this Agreement as a “syndication agent” or a “documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders so identified as a “syndication agent” or a “documentation agent” shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XI

MISCELLANEOUS

11.01                     Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)                                  waive any condition set forth in Section 5.01 without the written consent of each Lender;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments, if any) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the proviso below) any fee or other amount payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest at the Default Rate;

(e)                                  change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f)                                    amend Section 2.15 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(g)                                 release all or substantially all of the Guarantors from the Subsidiary Guaranty without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuer in addition to the Required Lenders and/or each directly-affected Lender, as the case may be, affect the rights or duties of such Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Required Lenders and/or each directly-affected Lender, as the case may be, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders and/or each directly-affected Lender, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto.  Notwithstanding anything to the contrary in this Agreement, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, waiver or consent hereunder, except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms directly affects any Defaulting Lender more adversely (other than as a result of the relative size of its Commitment) than other affected Lenders shall require the consent of such Defaulting Lender.

11.02                     Notices.  (a)   All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission or (subject to Section 11.02(c) below) electronic mail, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02 or, in the case of a Lender, in such Lender’s Administrative Questionnaire), and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, emailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02 (or, in the case of a Lender, in such Lender’s Administrative Questionnaire); or, as directed to the Company or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent.

(b)                                 All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II, III or X to the Administrative Agent shall not be effective until actually received by the Administrative Agent, and notices pursuant to Article III to an Issuer shall not be effective until actually received by such Issuer at the address specified on Schedule 11.02.

(c)                                  Notices, requests and communications to the Lenders and the Issuers may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuer pursuant to Article II or Article III if such Lender or such Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II or  Article III by electronic communication.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(d)                                 Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor

(e)                                  Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone, facsimile or electronic mail is solely for the convenience and at the request of the Company.  The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice, and the Administrative Agent and the Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Administrative

Agent or the Lenders in reliance upon such telephonic or facsimile notice.  The obligation of the Company to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic or facsimile notice.

(f)                                    The effectiveness of any Loan Document transmitted and/or signed by facsimile or electronic mail (in PDF) and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic mail (PDF) document or signature.

11.03                     No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof;  nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.04                     Costs and Expenses.  The Company shall:

(a)                                  whether or not the transactions contemplated hereby are consummated, pay or reimburse each Lead Agent within five Business Days after demand (subject to subsection 5.01(e)) for all reasonable out-of-pocket costs and expenses incurred by such Lead Agent in connection with the development, preparation, delivery, administration, syndication and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other document prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs of a single counsel to the Lead Agents (except to the extent that any Lead Agent or such counsel determines that separate counsel is necessary to avoid a conflict of interest);

(b)                                 pay or reimburse each Lead Agent and each Lender within five Business Days after demand (subject to subsection 5.01(e)) for all reasonable out-of-pocket costs and expenses (including Attorney Costs of a single counsel, except to the extent that any Lead Agent, any Lender or such counsel determines that separate counsel is necessary to avoid a conflict of interest) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any right or remedy under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding); and

(c)                                  pay or reimburse JPMorgan (including in its capacity as the Administrative Agent) within five Business Days after demand (subject to subsection 5.01(e)) for all reasonable appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by JPMorgan (including in its capacity as the Administrative Agent) in connection with the matters referred to under subsections (a) and (b) of this Section.

11.05                     Company Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold each Lead Agent, its Related Parties and each Lender and each of its respective Affiliates, officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, the termination of the Letters of Credit or the Commitments and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender or assignment by any Lender of its Loans or Commitments) be imposed on, incurred by or asserted against any Indemnified Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or Letters of Credit or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person.  The agreements in this Section shall survive payment of all other Obligations.

11.06                     Marshalling; Payments Set Aside.  Neither the Administrative Agent nor any Lender shall be under any obligation to marshall any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations.  To the extent that the Company makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.

11.07                     Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lead Agent and each Lender.

11.08                     Assignments, Participations, etc.  (a)   Any Lender may, with the written consent of the Company (at all times other than during the existence of an Event of Default), the Administrative Agent, the Swing Line Lender and the Issuers, which consents shall not be unreasonably withheld or delayed, at any time assign and delegate to one or more Eligible Assignees (each an “Assignee”) all, or any part of all, of the Loans, the Commitments, the L/C Obligations and the other rights and obligations of such Lender hereunder, in a minimum amount (other than with respect to an assignment to an Eligible Assignee that is a Lender or an Affiliate or an Approved Fund of such assigning Lender) of $5,000,000 or, if less, the total amount of such Lender’s outstanding Loans and/or Commitments (provided that no written consent of the Company, the Administrative Agent, the Swing Line Lender or either Issuer shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is a Lender or an Affiliate or Approved Fund of such assigning Lender); provided that the Company and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Company and the Administrative Agent an Assignment and Acceptance in the form of Exhibit C (“Assignment and Acceptance”) and (iii) the assignor Lender or Assignee has paid to the Administrative Agent a processing fee in the amount of $3,500; provided further that no such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person that, upon becoming a Lender hereunder, would be a Defaulting Lender.  Each Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with such Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

(b)                                 From and after the date that the Administrative Agent notifies the assignor Lender that it has received (and, if required, provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder (including any obligation under Section 10.10) have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c)                                  Within five Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance and payment of the processing fee (and, if required, provided that it consents to such assignment in accordance with subsection 11.08(a)), the Company shall execute and deliver to the Administrative Agent, to the extent requested by the applicable Assignee, a Note evidencing such Assignee’s purchased

Loans and Commitment.  Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(d)                                 In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuer, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e)                                  Any Lender may at any time sell to one or more commercial banks (other than a Defaulting Lender) or other Persons not Affiliates or Specified Competitors of the Company (a “Participant”) participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Company, each Issuer, the Swing Line Lender and the Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in clause (a) (but only in respect of any increase of any Commitment of any originating Lender), (b) or (e) of the first proviso to Section 11.01. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 4.01, 4.03 and 11.05 as though it were also a Lender hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

(f)                                    Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

11.09                     Confidentiality.  (a) Each Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” by the Company and provided to it by the Company or any Subsidiary, or by the Administrative Agent on the Company’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document (“Information”), and neither it nor any of its Affiliates shall use any Information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary, except to the extent such Information (i) was or becomes generally available to the public other than as a result of disclosure by any Lender; or (ii) was or becomes available on a  non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to any Lender; provided that any Lender may disclose such Information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender’s independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees to keep such Information confidential to the same extent required of the Lenders hereunder; (H) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Lender or such Affiliate; (I) to its Affiliates; and (J) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio in connection with ratings issued with respect to such Lender.

(b)                                 EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 11.09(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND  ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)                                  ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

11.10                     Set-off.  In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, with the prior consent of the Administrative Agent but without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Company against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured; provided that if any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, each Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations of the Loan Party as to which it exercised such right of set-off.  Each Lender agrees promptly to notify the Company after any such set-off and application made by such Lender or such Affiliate; provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.11                     Automatic Debits of Fees.  With respect to any principal or interest due on the Loans, unreimbursed L/C Obligation, facility fee, arrangement fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to any Lead Agent under the Loan Documents, the Company hereby irrevocably authorizes JPMorgan to debit any deposit account of the Company with JPMorgan or any of its Affiliates in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense.  If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in such Lead Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid.  No such debit under this Section shall be deemed a set-off.

11.12                     Notification of Addresses, Lending Offices, Etc.  Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

11.13                     Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.  Delivery of an executed counterpart hereof by facsimile or in .pdf format shall be effective as delivery of a manually executed counterpart hereof.

11.14                     Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.  Without limiting the foregoing provisions of this Section 11.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, as determined in good faith by the Administrative Agent, an Issuer or a Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.15                     No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Lenders and the Lead Agents and their respective Related Parties, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.16                     GOVERNING LAW AND JURISDICTION.  (A)  THIS AGREEMENT AND  EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS (WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED THAT THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(B)                                ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER

PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

11.17                     WAIVER OF JURY TRIAL.  EACH OF THE COMPANY, EACH LENDER AND THE ADMINISTRATIVE AGENT WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY, ANY RELATED PARTY OF THE ADMINISTRATIVE AGENT, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH OF THE COMPANY, EACH LENDER AND THE ADMINISTRATIVE AGENT AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENT, RENEWAL, SUPPLEMENT OR MODIFICATION TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.18                     Judgment.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Company in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Company (or to any other Person who may be entitled thereto under applicable law).

11.19                     Entire Agreement.  This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

11.20                     Euro Currency.  (a)   If at any time that an Offshore Currency Loan is outstanding, the relevant Offshore Currency is replaced as the lawful currency of the country that issued such Offshore Currency (the “Issuing Country”) by the Euro then such Offshore Currency Loan shall be automatically converted into a Loan denominated in Euros in a principal amount equal to the amount of Euros into which the principal amount of such Offshore Currency Loan would be converted pursuant to the laws of the Issuing Country and thereafter (i) no further Loans will be available in such Offshore Currency and (ii) all references in the Loan Documents to such Offshore Currency shall be deemed to be the Euro.

(b)                                 The Company agrees, at the request of any Lender, to compensate each Lender for any loss, cost, expense or reduction in return that such Lender shall reasonably determine shall be incurred or sustained by such Lender as a result of the implementation of the European Monetary Union and the Euro and that would not have been incurred or sustained by such Lender but for the transactions provided for herein.  A certificate of any such Lender setting forth such Lender’s determination of the amount or amounts necessary to compensate such Lender shall be delivered to the Administrative Agent for delivery to the Company and shall be conclusive absent manifest error so long as such determination is made by such Lender on a reasonable basis.  The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.  The agreements and obligations of the Company in this Section 11.20 shall survive the payment of all obligations.

11.21                     Effect of Amendment and Restatement.  The Company, the Lenders that are parties to the Existing Credit Agreement (which constitute “Required Lenders” under and as defined in the Existing Credit Agreement), JPMorgan, as administrative agent under the Existing Credit Agreement and as the Administrative Agent agree that upon the effectiveness of this Agreement, (a) the Existing Credit Agreement shall be amended and restated in the form hereof (and, except for any provision of the Existing Credit Agreement that by its terms survives any termination thereof, the Existing Credit Agreement shall have no further force or effect); (b) the “Commitments” under the Existing Credit Agreement shall be superseded and replaced by the Commitments hereunder (and, except in its capacity as an Issuer or the Swing Line Lender, no “Lender” under the Existing Credit Agreement shall have any obligation to make loans or other credit extensions to the Company, or to buy participations therein, in excess of its Commitment, if any, hereunder), without regard to any notice requirement set forth in Section 2.07 of the Existing Credit Agreement; (c) the outstanding “Revolving Loans” and participation interests in other credit extensions under the Existing Credit Agreement shall be reallocated among the Lenders so that, after giving effect to such reallocation, each Lender has the proper principal amount of outstanding Loans and participation interests in other credit extensions hereunder (giving effect to any fronting arrangements) based upon its reallocated Commitment.

11.22                     USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (each for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Chicago, Illinois by their proper and duly authorized officers as of the day and year first above written.

REGIS CORPORATION

By:	/s/ Brent A. Moen
Title:	Senior Vice President and Chief Financial Officer

1

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, as an Issuer, as Swing Line Lender and as a Lender

By:	/s/ Krys Szremski
Title:	Vice President

2

BANK OF AMERICA, N.A.,
as Syndication Agent, as an Issuer and as a Lender

By:	/s/ Steven K. Kessler
Title:	Senior Vice President

3

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. as a Lender

By:	/s/ Victor Pierzchalski
Title:	Authorized Signatory

4

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mila Yakolev
Title:	Assistant Vice President

5

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Peter K. Kiedrowski
Title:	Director

6

FIFTH THIRD BANK, as a Lender

By:	/s/ Gary Losey
Title:	Vice President Corporate Banking

7

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Alison L. Kirker
Title:	Credit Officer

8

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Dustin Craven
Title:	Attorney-in-Fact

9

SCHEDULE 1.01(a)

PRICING SCHEDULE

The Applicable Margin for Offshore Rate Loans and for Base Rate Loans, the Letter of Credit fee rate and the Applicable Facility Fee Percentage shall be determined in accordance with the table below based on the applicable Leverage Ratio (as determined in accordance with the most recent annual audited or quarterly unaudited financial statements delivered pursuant to Section 7.1 and the corresponding compliance certificate delivered pursuant to subsection 7.2(a) (the “Financials”)). As of the Effective Date, Level II shall apply.  Adjustments, if any, to the Applicable Margin and the Applicable Facility Fee Percentage shall be effective five Business Days after the earlier of (a) the date on which the Company is required to file its Financials with the SEC and (b)(i) in the case of the annual audited Financials, 90 days after the end of each fiscal year of the Company, and (ii) in the case of the quarterly unaudited Financials, 45 days after the end of each of the first three quarters of each fiscal year of the Company; provided that if the Company fails to file any Financials on a timely basis, Level IV shall apply until such Financials are filed.

Level	Level I	Level II	Level III	Level IV
Leverage Ratio	<1.75 to 1.0	>1.75 to 1.0 and <2.25 to 1.0	>2.25 to 1.0 and <2.75 to 1.0	>2.75 to 1.0
Applicable Margin for Offshore Rate Loans/ Letter of Credit Fee Rate (bps)	125.0	145.0	165.0	185.0
Applicable Margin for Base Rate Loans (bps)	25.0	45.0	65.0	85.0
Applicable Facility Fee Percentage (bps)	25.0	30.0	35.0	40.0

If, as a result of any restatement of or other adjustment to Financials or for any other reason, the Lenders determine that (a) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (b) a proper calculation of the Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Company shall automatically and retroactively be obligated to pay to the Administrative Agent for the benefit of the Lenders, promptly following demand by the Administrative Agent (accompanied by supporting materials (which may be in the form of Financials prepared by the Company or the Company’s independent auditors)), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Leverage Ratio would have resulted in lower pricing for such period, the Lenders shall have no obligation to repay any interest or fees to the Company; provided that if, as a result of any restatement or other event a proper calculation of the Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Company pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

SCHEDULE 1.01(b)

EXISTING LETTERS OF CREDIT

ISSUER	L/C #	BENEFICIARY	EXPIRY DATE	STATED AMOUNT
Bank of America, N.A.	68030544	Hartford Fire insurance	July 1, 2012	$22,200,000
Bank of America, N.A.	68030545	Atlantic Mutual	July 1, 2012	$1,250,000
Bank of America, N.A.	68030653	Progress Energy	July 1, 2011	$50,000

SCHEDULE 2.01

COMMITMENTS AND PRO RATA SHARES

Lenders	Commitment	Pro Rata Share
JPMorgan Chase Bank, N.A.	$75,000,000	18.75%
Bank of America, N.A.	$75,000,000	18.75%
The Bank of Tokyo Mitsubishi UFJ, Ltd.	$55,000,000	13.75%
U.S. Bank National Association	$55,000,000	13.75%
Wells Fargo Bank, N.A.	$50,000,000	12.50%
Fifth Third Bank	$40,000,000	10.00%
PNC Bank, National Association	$25,000,000	6.25%
Royal Bank of Canada	$25,000,000	6.25%
TOTAL	$400,000,000	100.00%

SCHEDULE 6.11

FINANCIAL CONDITION

None.

SCHEDULE 6.12

ENVIRONMENTAL MATTERS

None.

SCHEDULE 6.17

SUBSIDIARIES

Subsidiaries of Regis Corporation		Jurisdiction	% Ownership Structure

1.	The Barbers, Hairstyling for Men & Women, Inc.	Minnesota	100.00% Regis Corporation
	A. WCH, Inc.*	Minnesota	100.00% The Barbers, Hairstyling for Men & Women, Inc.
	1. We Care Hair Realty, Inc.*	Delaware	100.00% WCH, Inc.

2.	Supercuts, Inc.	Delaware	100% Regis Corporation
	A. Supercuts Corporate Shops, Inc.	Delaware	100% Supercuts, Inc.
	B. Tulsa’s Best Haircut LLC	Oklahoma	50% Supercuts, Inc.

3.	RPC Acquisition Corp.	Minnesota	100.00% Regis Corporation
	A. RPC Corporate Shops, Inc.	Minnesota	100% RPC Acquisition Corp

4.	Regis Corp.	Minnesota	100.00% Regis Corporation

5.	Regis Insurance Group, Inc.	Vermont	100.00% Regis Corporation

6.	Regis, Inc.	Minnesota	100.00% Regis Corporation

7.	First Choice Haircutters International Corp.	Delaware	100.00% Regis Corporation

8.	Cutco Acquisition Corp.	Minnesota	100.00% Regis Corporation
	A. Great Expectations Precision Haircutters Of Evans Towne Center, Inc*		100.00% Cutco Acquisition Corp.
	B. Great Expectations Precision Haircutters of Northlake Mall, Inc*		100.00% Cutco Acquisition Corp.

9.	Regis International Ltd.	Minnesota	100.00% Regis Corporation

10.	N.A.H.C. Acquisition LLC*	Minnesota	100.00% Regis Corporation

11.	EEG, Inc.	Delaware	55.10% Regis Corporation

12.	HC (USA), Inc.	Delaware	100.00% Regis Corporation
	1. HCM Industries, Inc.	Florida	100.00% HC (USA), Inc.
	2. Hair Club for Men, Ltd., Inc.	Florida	100.00% HC (USA), Inc.
	a. Hair Club for Men, LLC	Delaware	100.00% Hair Club for Men, Ltd., Inc.
	i. HCMG, LLC	Delaware	100.00% Hair Club for Men, LLC
	b. HCA Advertising Services, Inc.	New York	100.00% Hair Club for Men, Ltd., Inc.
	c. Hair Club for Men, Ltd.	Delaware	100.00% Hair Club for Men, Ltd., Inc.
	d. 3115038 Canada, Inc.	Canada Federal	100.00% Hair Club for Men, Ltd., Inc.
	e. Hair Club for Men, Ltd.	Illinois	50.00% Hair Club for Men, Ltd., Inc.
	f. Hair Club for Men of Milwaukee, Ltd.	Wisconsin	50.00% Hair Club for Men, Ltd., Inc.
	g. TTEM, LLC*	Delaware	100.00% Hair Club for Men, Ltd., Inc.
	h. HCMA Staffing, LLC	Delaware	100.00% Hair Club for Men, Ltd., Inc.

13.	Salon Management Corporation	California	100.00% Regis Corporation

Subsidiaries of Regis Corporation		Jurisdiction	% Ownership Structure

	A. Salon Management Corporation of New York*	New York	100.00% Salon Management Corporation

14.	Regis Netherlands, Inc	Minnesota	100.00% Regis Corporation

15.	Roger Merger Subco LLC	Delaware	100.00% Regis Corporation

16.	RGS International SNC	Luxemburg	99.99% Regis Corporation
00.01% Roger Merger Subco, LLC
	A. Regis International Holdings SARL	Luxemburg	100.00% RGS International SNC
	1. Regis Holdings (Canada), Ltd	Nova Scotia	100.00% Regis International Holdings SARL
	a. First Choice Haircutters, Ltd	Nova Scotia	100.00% Regis Holdings (Canada), Ltd
	b. Magicuts, Ltd	Nova Scotia	100.00% Regis Holdings (Canada), Ltd
	2. RHS Netherlands Finance B.V.	Netherlands	100.00% Regis International Holdings SARL
	3. RHS Netherlands Holdings B.V.	Netherlands	100.00% Regis International Holdings SARL
	a. RHS UK Holdings Ltd*	United Kingdom	100.00% RHS Netherlands Holdings BV
	1. Haircare Ltd*	United Kingdom	100.00% RHS UK Holdings Ltd
	i. Haircare Gmbh	Germany	100.00% Haircare Ltd
	ii. York Ave Beauty Salons	Canada	50.00% Haircare Ltd
	iii. Sagestyle Ltd*	United Kingdom	100.00% Haircare Ltd
	iv. Haircare UK Ltd*	United Kingdom	100.00% Haircare Ltd
	v. Regis UK Limited	United Kingdom	100.00% Haircare Ltd
	A. 8 Inactive Subsidiaries*	United Kingdom	100.00% Regis UK Limited
	B. Blinkers Group, Ltd*	United Kingdom	100.00% Regis UK Limited
	1. Blinkers Property, Ltd*	United Kingdom	100.00% Blinkers Group, Ltd
	2. HCUK Hair, Ltd*	United Kingdom	100.00% RHS UK Holdings Ltd
	4. Regis Merger SARL	Luxemburg	100.00% Regis International SNC
	a. Regis Netherlands Merger BV	Netherlands	100.00% Regis Merger SARL
	b. Provalliance, SAS	France	30.00% Regis Merger SARL
	c. Provost Participations SAS	France	Regis Merger SARL

17.	Mark Anthony, Inc.	North Carolina	100.00% Regis Corporation

*Inactive Entities

SCHEDULE 8.01

PERMITTED LIENS

SCHEDULE 8.01

PERMITTED LIENS

Regis Corporation

Regis Corporation and certain Subsidiaries have granted numerous liens in favor of PNC Bank, N.A. (“PNCEF”). Such liens are attached to various salon and warehouse equipment and the Salt Lake Distribution Center.

The following UCC financing statements have been filed with the Minnesota Secretary of State’s office with respect to Regis Corporation:

•                  Number 200717214325 in favor of Trimarc Financial, Inc.

•                  Number 200719407611 in favor of DJK Vista Ridge Management L.L.C., 221 W 6th Street #1300, Austin, TX, 78701

•                  Number 200915991781 in favor of CIT Technology Financing Services, Inc. 10201 Centurion Parkway N. #100, Jacksonville, FL 32256

•                  Number 200916345235 in favor of CIT Technology Financing Services, Inc. 10201 Centurion Parkway N. #100, Jacksonville, FL 32256

•                  Number 200916345300 in favor of CIT Technology Financing Services, Inc. 10201 Centurion Parkway N. #100, Jacksonville, FL 32256

•                  Number 200916345867 in favor of CIT Technology Financing Services, Inc. 10201 Centurion Parkway N. #100, Jacksonville, FL 32256

•                  Number 200916998937 in favor of Pearland Town Center Limited Partnership CBL & Associates Limited Partnership, 11200 Broadway St # 2751, Pearland, TX 77584

•                  Number 201020773249 in favor of Noreast Capital Corporation, 428 Fourth Street #1, Annapolis, MD 21403

•                  Number 201021466517 in favor of Bankers Leasing Company, PO Box 7740, Urbandale, IA 50323

The collateral for these filings are specific equipment provided by such parties, and the aggregate amount owing to all such parties is less than $1 million.

The Barbers, Hairstyling for Men and Women

The following UCC financing statements have been filed with the Minnesota Secretary of State’s office with respect to this entity:

•                  Number 200916273412 in favor of Dudro Torrington, L.L.C., all property located within or upon the premises known as 512 Winston Road, Torrington, CT

The collateral for the foregoing financing statements we believe secures the obligations of Regis Corp. under the lease for such premises.

Supercuts, Inc.

The following UCC financing statements have been filed with the Delaware Secretary of State’s office with respect to this entity:

•                  Number 3564497 in favor of Vestar DRM OCO, L.L.C.: all property located within or upon premises known as 21001 North Tatum Boulevard, Suite TT-3, Desert Ridge Marketplace, Phoenix, AZ, 85050

•                  Number 32325234 in favor of Washington Place, LP: all property located at 10117 East Washington St., Indianapolis, IN

•                  Number 41569765 in favor of Vestar Arizona XXXI, L.L.C.: all property located within or upon the premises known as Shops J, Suite 103 Happy Valley Town Center, Phoenix, AZ and real estate located in Meridian, Maricopa County, AZ

•                  Number 3769724 in favor of Vestar California XXVI, L.L.C.: all property located within or upon the premises known as Suite B, Building C-6B, Pico Rivera Towne Center, Pico Rivera, California

•                  Number 1502452 in favor of Westbank Market, LP: all property located within or upon the premises known as 3300 Bee Caves Road, Suite 775, Austin TX 78746

The collateral for each of the foregoing five financing statements we believe secures the obligations of Supercuts, Inc. under the lease for such premises.

Regis Corp.

The following UCC financing statement has been filed with the Minnesota Secretary of State’s office with respect to this entity:

•                  Number 200719407611 in favor of DJK Vista Ridge Management, L.L.C.: all property located within or upon the premises known as 2303 Ranch Road 620 South, Lakeway, TX 78734

•                  Number 200810174011 in favor of WRI/Chino Hills, L.L.C.: all property located within or upon the premises known as 4200 Chino Hills Parkway, Suite 845, Chino Hills, CA 91709

•                  Number 200917978873 in favor of Uhlmann-Arlington, L.L.C.: all property located within or upon the premises known as 4201 South Cooper Street, Suite 133, Arlington, TX, 76015

•                  Number 20108683747 in favor of West Frisco Properties, Ltd., Dallas Western Properties, Inc., G.P..: all property located within or upon the premises known as 4851 Legacy Drive, Suite 306, Frisco, TX 75034

The collateral for each of the foregoing four financing statements we believe secures the obligations of Regis Corp. under the lease for such premises.

Regis Inc.

The following UCC financing statement has been filed with the Minnesota Secretary of State’s office with respect to this entity:

•                  Number 200814056355 in favor of Pitney Bowes Global Financial Services, L.L.C.: all equipment manufactured, sold, distributed, or financed by Pitney Bowes Inc.

The collateral for the foregoing financing statements we believe secures the obligations of Regis Inc. under the lease for such premises.

SCHEDULE 8.04

INVESTMENTS

None.

SCHEDULE 8.05

EXISTING DEBT

Senior Notes

Amount	Rate	Due
$12,857,143	6.69%	06/07/13
$50,000,000	8.50%	09/27/17
$75,000,000	8.50%	12/27/17

Syndicated Revolving Credit Facilities

Amount	Rate	Due
$0	LIBOR + 2.25%	07/12/12

Convertible Notes

Amount	Rate	Due
$172,500,000	5.00%	07/14/14

Other Debt

PNC Leases	$22,225,486
Other (including acquired)	$1,472,585

Other Contingent Obligations

Guarantees for Line of Credit on behalf of Empire	$2,459,345

Other Letters of Credit — Various Jean Louis David Lessors

303 Park Avenue South Associates	$30,000
52nd Lex Co.	$84,000

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S PAYMENT OFFICE; CERTAIN ADDRESSES FOR NOTICES

JPMORGAN CHASE BANK, as Administrative Agent:

For Borrowing Notices and Payments in U.S. Dollars:

JPMorgan Chase Bank, N.A.

Loan and Agency Services

10 South Dearborn Street, 7th Floor

Chicago, Illinois 60603

Mail Code IL1-0010

Attention:  Nida G. Mischke

Facsimile:  (312) 385-7096

with a copy to

JPMorgan Chase Bank, N.A.

10 South Dearborn Street

Chicago, Illinois 60603

Mail Code IL1-0364

Attention:  Krys Szremski

Facsimile:  (312) 325-3239

For Borrowing Notices and Payments in Offshore Currencies:

JP Morgan Europe Limited

Loan & Agency Services

125 London Wall, London EC2Y 5AJ

Attention:  Sue Dalton

Facsimile:  44 (0) 207 777 2360

E-mail:  sue.r.dalton@jpmchase.com

JPMORGAN CHASE BANK, N.A., as an Issuer

(for Letter of Credit Issuances, Amendments, etc.)

10 South Dearborn Street, Chicago, Illinois 60603

Attention: Stacy Slaton

Telephone: 312-732-2548

Facsimile:   312-385-7107

Email: Chicago.lc.agency.closing.team@jpmchase.com

BANK OF AMERICA, N.A., as an Issuer

(for Letter of Credit Issuances, Amendments, etc.)

Bank of America, N.A.

Attention: Prasanna Anna

CSR/Associate

2001 Clayton Rd. Bldg. B

Concord, CA. 94520

Telephone: 415-436-3685 ext. 62067

Facsimile: 214-290-9519

with a copy to

Bank of America, N.A.

Attention: Gail Mistretta

IL1-135-04-61

135 S. LaSalle St.

Chicago, Il  60603

Telephone: 312-992-6380

Facsimile:  312-453-4795

COMPANY:

Regis Corporation

7201 Metro Boulevard

Edina, Minnesota 55349

Attention: Director of Treasury

Facsimile: (952) 947-7701

[REGIS LETTERHEAD]

EXHIBIT A

Notice of Borrowing/Conversion/Continuation

DATE:

Via Facsimile Transmission:

JPMorgan Chase Bank, N.A.

[ADDRESS]

Attention:

Re:	Regis Corporation/Fifth Amended and Restated Credit Agreement
dated as of [June 30], 2011 (the “Credit Agreement”)

Dear                                     :

We request a [Borrowing][conversion][continuation] of Loans as set forth below.  [The proceeds of the applicable Borrowing should be wired as follows: [INSERT WIRE TRANSFER INSTRUCTIONS]].

Prime Rate Option ([12 p.m. same-day notification)

Effective Date:

Current Balance:

Requested Advance (Payment) Amount:

Ending Balance:

LIBOR Rate Option (12 p.m. three/four business days notification)

Effective Date:

Maturing Amount:

Requested Increase (Decrease) Amt:

New LIBOR Amt:

Currency:

Interest Period:	(7 days/1, 2, 3, or 6 months)

Interest Period Maturity Date:	(to be completed by Agent)

All-In Rate:	(to be completed by Agent)

The undersigned hereby certifies that before and after giving effect to the action herein requested:  (1)  The representations and warranties contained in Article VI of the Credit Agreement are true and correct in all material respects as though made on and as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case such representations and warranties are true and correct as of such earlier date); (2) no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing; and (3) the action requested herein will not cause the Effective Amount of all outstanding Loans and of all L/C Obligations to exceed the Aggregate Commitment.

Sincerely,

REGIS CORPORATION

By:
Name:
Title:

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

JPMorgan Chase Bank, N.A., as Administrative Agent
for the Lenders party to the Credit
Agreement referred to below
[ To be inserted  ]
Attn:

Ladies and Gentlemen:

This certificate is furnished to you by Regis Corporation (the “Company”), pursuant to Section 7.02(a) of the Fifth Amended and Restated Credit Agreement, dated as of June [30], 2011, among the Company, the several financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent  (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), concurrently with the delivery of the financial statements required pursuant to Section 7.01 of  the Credit Agreement.  Capitalized terms but not defined herein have the respective meanings set forth in the Credit Agreement.

The undersigned, on behalf of the Company, hereby certifies that:

I.              no Default or Event of Default has occurred and is continuing, except as described in Attachment 1 hereto;

II.            the financial data and computations set forth in Schedule 1 below, evidencing compliance with the covenants set forth in Sections 8.01, 8.02, 8.04, 8.05(d), 8.08, 8.14, 8.15, 8.16 and 8.18 of the Credit Agreement are true and correct as of                                 ,          (1) (the “Computation Date”); and

III.           if the financial statements of the Company being concurrently delivered were not prepared in accordance with GAAP, Attachment 2 hereto sets forth any derivations required to conform the relevant data in such financial statements to the computations set forth below.

(1)           The last day of the accounting period for which financial statements are being concurrently delivered.

The foregoing certifications, together with the computations set forth in Schedule 1 hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered as of  this                  day of                             , 20    .

REGIS CORPORATION

By:
Name:	(2)
Title:

(2)           To be executed by a Responsible Officer of the Company.

SCHEDULE 1

Computations

Section 8.01(i) Limitation on Liens
1. Limitation (4% of Net Worth)(3)	$
2. Actual permitted liens	$

Section 8.02(e) Disposition of Assets
1. Permitted asset dispositions	$
2. Actual asset dispositions for such period	$

Section 8.04(e) Loans and Investments
1. Limitation (30% of Net Worth)(4)	$
2. Actual Aggregate Investments	$

Section 8.05(d) Capital Leases
1. Limitation on Indebtedness under Capital Leases	$50,000,000
2. Actual Indebtedness under Capital Leases	$

Section 8.08(e) Contingent Obligations
1. Limitation (7.5% of Net Worth)	$
2. Actual Contingent Obligations	$

Section 8.14 Leverage Ratio
1. Required:	3.00 to 1.0
2. Actual:
(a) Consolidated Funded Debt as of the date of determination*	$
(b) EBITDA for the period of four fiscal quarters ending on the date of determination*	$
Ratio of (a) to (b)	to 1.0

Section 8.15 Fixed Charge Coverage Ratio
1. Required:	1.30 to 1.0
2. Actual:
(a) EBITDAR for the period of four fiscal quarters ending on the date of determination*	$
(b) Fixed Charges for the period of four fiscal quarters ending on the date of determination*	$

(3)  Or, if less, the maximum amount of such secured Indebtedness that, when aggregated with all other outstanding Priority Debt (within the meaning of the Note Agreement), would be permitted under the Note Agreement

(4)  Investments in or to Persons outside the same or similar line of business limited to 10% of Net Worth

Ratio of (a) to (b)	to 1.0

Section 8.16 Minimum Net Worth
1. Required:
(a) $850,000,000	$
(b) 25% of positive net income earned during each fiscal quarter commencing on or after April 1, 2011	$
(c) 50% of net cash proceeds received from the issuance of equity securities of the Company after the Effective Date.	$
Sum of (a), (b) and (c)	$
2. Actual:	$

Section 8.18 Restricted Payments
1. Leverage Ratio:	to 1.0
2. Limitation for trailing 12 months(5):	$
3. Actual Restricted Payments made during trailing 12 months:	$

*See attached detail

(5)  If Leverage Ratio is equal to or less than 2.25 to 1.0, no limitation; if Leverage Ratio is greater than 2.25 to 1.0, but equal to or less than 2.50 to 1.0, limitation is $35,000,000; if Leverage Ratio is greater than 2.50:1.0, limitation is $25,000,000.

ATTACHMENT 1

DESCRIPTION OF ANY DEFAULTS OR EVENTS OF  DEFAULT

ATTACHMENT 2

DERIVATIONS REQUIRED TO CONFORM RELEVANT DATA IF FINANCIAL
STATEMENTS WERE NOT PREPARED IN ACCORDANCE WITH GAAP

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an [Affiliate][Approved Fund] of [ ]]

3.	Borrower:	Regis Corporation

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Fifth Amended and Restated Credit Agreement dated as of [June 30], 2011 among Regis Corporation, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(6)		CUSIP Number (if any)
	$	$		%

[7.	Trade Date:	](7)

Effective Date:                                    , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

(6)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(7)  To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

2

[Consented to and](8) Accepted:

[JPMORGAN CHASE BANK, N.A.], as Administrative Agent

By
Title:

[Consented to:](9)

[JPMORGAN CHASE BANK, N.A.], as Swing Line Lender and an Issuer

By
Title:

[BANK OF AMERICA, N.A.], as an Issuer

By
Title:

[Consented to:](10)

REGIS CORPORATION

By
Title:

(8)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(9)  To be added only if the consent of the Swing Line Lender and the Issuers are required by the terms of the Credit Agreement.

(10)  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is organized under the laws of a jurisdiction other than that in which the Borrower is located, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

EXHIBIT D

CONFIRMATION

Dated as of June [30], 2011

To the Administrative Agent and the Lenders under and as defined in the Credit Agreement referred to below

Please refer to the Fifth Amended and Restated Credit Agreement dated as of [June 30], 2011 (the “Credit Agreement”), among Regis Corporation (the “Company”), various financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent.  Capitalized terms used but not defined herein are used as defined in the Credit Agreement.

Each of the undersigned hereby confirms to the Administrative Agent and the Lenders that, after giving effect to the effectiveness of the Credit Agreement, the Subsidiary Guaranty (i) continues in full force and effect as a guaranty of all obligations of the Company under the Existing Credit Agreement, all other obligations of the Company created under the Credit Agreement, and all other liabilities described in the Subsidiary Guaranty and (ii) continues to be a legal, valid and binding obligation of such undersigned, enforceable against such undersigned in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

This Confirmation may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Confirmation by facsimile or email transmission shall be effective as delivery of a manually executed counterpart of this Confirmation.  This Confirmation shall be governed by, and construed in accordance with, the law of the State of Illinois.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Confirmation by their duly authorized officers as of the day and year first written above.

REGIS INC.

SUPERCUTS CORPORATE SHOPS, INC.

SUPERCUTS, INC.

THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

REGIS CORP.

HAIR CLUB FOR MEN, LLC

By:
Name:
Title:

EXHIBIT E

COPY OF SUBSIDIARY GUARANTY

[See Attached]

3

SUBSIDIARY GUARANTY

Dated as of July 12, 2007

FOR VALUE RECEIVED and in consideration of any loan or other financial accommodation heretofore or hereafter at any time made or granted to REGIS CORPORATION, a Minnesota corporation (the “Debtor”), the undersigned (each a “Guarantor” and, together with each other Person that becomes a Guarantor by executing a joinder agreement in the form of Exhibit B, collectively the “Guarantors”) hereby, jointly and severally, absolutely, irrevocably and unconditionally guarantee the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, of (i) all “Obligations” under and as defined in the Fourth Amended and Restated Credit Agreement dated as of  July 12, 2007 (as restated, amended or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the respective meanings set forth in the Credit Agreement) among the Debtor, various financial institutions (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and (ii) all obligations of the Debtor under any Rate Swap Document, in each case whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due (all such obligations being hereinafter collectively called the “Guaranteed Obligations”), and the Guarantors further agree to pay all expenses (including attorneys’ fees and legal expenses) paid or incurred by any holder of any Guaranteed Obligation (each, a “Creditor”) in endeavoring to collect the Guaranteed Obligations, or any part thereof, and in enforcing this Subsidiary Guaranty; provided that each Guarantor shall only be liable under this Subsidiary Guaranty for the maximum amount of such liability that can be hereby incurred without rendering this Subsidiary Guaranty, as it relates to such Guarantor, void or voidable under any applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. This Subsidiary Guaranty constitutes a guaranty of payment when due and not of collection, and each Guarantor expressly agrees that it shall not be necessary or required that any Creditor exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Debtor (or any other Person) before or as a condition to the obligations of the Guarantors hereunder.

The Guarantors agree that, in the event of the dissolution or insolvency of the Debtor or any Guarantor, or the inability of the Debtor or any Guarantor to pay debts as they mature, or an assignment by the Debtor or any Guarantor for the benefit of creditors, or the institution of any proceeding by or against the Debtor or any Guarantor alleging that the Debtor or such Guarantor is insolvent or unable to pay its debts as they mature, and if such event shall occur at a time when an Event of Default has occurred and is continuing, but any or all of the Guaranteed Obligations may not then be due and payable, the Guarantors will pay to the relevant Creditor forthwith the full amount that would be payable hereunder by the Guarantors if all Obligations were then due and payable.

In addition to collateral in which a security interest is granted pursuant to the other Loan Documents to which any Guarantor is a party, if any, to secure all obligations of the Guarantors hereunder, the Administrative Agent and the Lenders shall have a lien upon and security interest in (and may, without demand or notice of any kind, at any time and from time to time when any amount shall be due and payable by the Guarantors hereunder, appropriate and apply toward the payment of such amount, in such order of application as the Administrative Agent may elect) any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or moneys of or in the name of the Guarantors now or hereafter with the Administrative Agent or any Lender and any and all property of every kind or description of or in the name of any Guarantor now or hereafter, for any reason or purpose whatsoever, in the possession or control of, or in transit to, the Administrative Agent or any Lender or any agent or bailee for the Administrative Agent or any Lender.

This Subsidiary Guaranty shall in all respects be a continuing, absolute and unconditional guaranty, and shall remain in full force and effect (notwithstanding, without limitation, the dissolution of any Guarantor or that at any time or from time to time all Guaranteed Obligations may have been paid in full), subject to discontinuance as to any Guarantor only upon execution by the Administrative Agent of a written notice, delivered in accordance with the terms of the Credit Agreement, acknowledging the termination of all obligations of such Guarantor arising hereunder.

The Guarantors further agree that, if at any time all or any part of any payment theretofore applied by any Creditor to any of the Guaranteed Obligations is or must be rescinded or returned by such Creditor for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Debtor or any Guarantor), such Guaranteed Obligations shall, for the purposes of this Subsidiary Guaranty, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by such Creditor, and this Subsidiary Guaranty shall continue to be effective or be reinstated, as the case may be, as to such Guaranteed Obligations, all as though such application by such Creditor had not been made.

Any Creditor may, from time to time, whether before or after any discontinuance of this Subsidiary Guaranty, at its sole discretion and without notice to the Guarantors, take any or all of the following actions: (a) retain or obtain a security interest in any property of any third party to secure any of the Guaranteed Obligations or any obligation hereunder; (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the Guarantors, with respect to any of the Guaranteed Obligations; (c) extend or renew for one or more periods (whether or not longer than the original period), alter, amend or exchange any of the Guaranteed Obligations or any of the documentation pertaining thereto, or release or compromise any obligation of any Guarantor hereunder or any obligation of any nature of any other obligor with respect to any of the Guaranteed Obligations; (d) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Guaranteed Obligations or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property; and (e) resort to any Guarantor for payment of any of the Guaranteed Obligations, whether or not such Creditor (i) shall have resorted to any property securing any of the Guaranteed Obligations or any obligation hereunder or (ii) shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the Guaranteed Obligations (all of the actions referred to in preceding clauses (i) and (ii) being hereby expressly waived by the Guarantors).

Any amount received by a Creditor from whatsoever source on account of the Guaranteed Obligations may be applied by it toward the payment of such of the Guaranteed Obligations, and in such order of application, as the Administrative Agent shall determine.

Until such time as this Subsidiary Guaranty shall have been terminated in respect of all Guarantors, no payment made by or for the account of any Guarantor pursuant to this Subsidiary Guaranty shall entitle such Guarantor by subrogation or otherwise to any payment by the Debtor or from or out of any property of the Debtor, and such Guarantor shall not exercise any right or remedy

2

against the Debtor or any property of the Debtor by reason of any performance by such Guarantor of this Subsidiary Guaranty.

The Guarantors hereby expressly waive: (a) notice of the acceptance by any Creditor of this Subsidiary Guaranty, (b) notice of the existence or creation or nonpayment of all or any of the Guaranteed Obligations, (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever, and (d) all diligence in collection or protection of or realization upon the Guaranteed Obligations or any thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.

Until the irrevocable payment in full of all of the Guaranteed Obligations (other than Guaranteed Obligations under the relevant agreement with a Creditor which expressly survive the termination of such agreement) and the termination of all Commitments, (a) each Guarantor waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including any claim or right of subrogation under the Bankruptcy Code or any successor statute, against the Debtor arising from the existence or performance of this Subsidiary Guaranty and (b) each Guarantor waives any right to enforce any remedy which any Creditor now has or may hereafter have against the Debtor, and waives any benefit of, and any right to participate in, any security now or hereafter held by a Creditor securing the Guaranteed Obligations. Upon such irrevocable payment and termination, the Debtor shall indemnify such Guarantor for the full amount of any payment made by such Guarantor under this Subsidiary Guaranty and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment.

Each Guarantor (a “Contributing Guarantor”) agrees that, if a payment shall be made by any other Guarantor under this Subsidiary Guaranty and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Debtor as provided above, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor as of the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on such date. Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this paragraph shall be subrogated to the rights of such Claiming Guarantor to the extent of such payment. All rights of contribution and subrogation of any Guarantor hereunder shall be fully subordinated in time and priority of payment to the Guaranteed Obligations and all other indebtedness of the Debtor to each Creditor.

Any Creditor may, from time to time, whether before or after any discontinuance of this Subsidiary Guaranty, without notice to any Guarantor, assign or transfer any or all of the Guaranteed Obligations or any interest therein in accordance with the terms of the Credit Agreement; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Guaranteed Obligations shall be and remain Guaranteed Obligations for the purposes of this Subsidiary Guaranty, and each and every immediate and successive assignee or transferee of any of the Guaranteed Obligations or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Guaranteed Obligations, be entitled to the benefits of this Subsidiary Guaranty to the same extent as if such assignee or transferee were a Creditor.

Each Guarantor hereby represents and warrants to the Administrative Agent and the Lenders that:

3

(a)           each Guarantor is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and is duly qualified and in good standing as a foreign entity and is duly authorized to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(b)           each Guarantor has all requisite power and authority (corporate and otherwise) and legal right to execute and deliver this Subsidiary Guaranty and to perform its obligations hereunder;

(c)           the execution and delivery by each Guarantor of this Subsidiary Guaranty and the performance of its obligations hereunder have been duly authorized by proper corporate or other proceedings, and this Subsidiary Guaranty constitutes the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally; and

(d)           neither the execution and delivery by any Guarantor of this Subsidiary Guaranty nor the compliance by any Guarantor with the provisions of this Subsidiary Guaranty will, or at the relevant time did, (i) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any Guarantor or any Guarantor’s charter, articles or certificate of incorporation or by-laws (or similar organizational documents), (ii) violate the provisions of or require the approval or consent of any party to any material indenture, instrument or agreement to which any Guarantor is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Permitted Liens) in, of or on the property of any Guarantor pursuant to the terms of any such indenture, instrument or agreement, or (iii) require any consent of the stockholders of any Person or any Governmental Authority.

Each Guarantor represents and warrants to each Creditor that all representations and warranties relating to it contained in Article VI of the Credit Agreement are true and correct in all material respects.

Each Guarantor hereby agrees that until all Obligations have been paid in full and any and all documents relating thereto have been terminated, it shall comply with all covenants relating to it contained in Articles VII and VIII of the Credit Agreement.

Each Guarantor hereby warrants to each Creditor that such Guarantor now has and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Debtor.  No Creditor shall have any duty or responsibility to provide the Guarantors with any credit or other information concerning the affairs, financial condition or business of the Debtor that may come into the possession of such Creditor.

No delay on the part of any Creditor in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any Creditor of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this Subsidiary Guaranty be binding upon any Creditor except as expressly set forth in a writing duly signed and delivered (or consented to) by or on behalf of each Creditor. No action of any Creditor permitted hereunder shall in any way affect or impair the rights of any Creditor and the obligations of the Guarantors under this Subsidiary

4

Guaranty.  For the purposes of this Subsidiary Guaranty, the Guaranteed Obligations shall include all obligations of the Debtor to the Creditors arising under or in connection with the agreements relating to the Guaranteed Obligations, notwithstanding any right or power of the Debtor or anyone else to assert any claim or defense as to the invalidity or unenforceability of any such Guaranteed Obligation, and no such claim or defense shall affect or impair the obligations of the Guarantors hereunder.  The obligations of the Guarantors under this Subsidiary Guaranty shall be absolute and unconditional irrespective of any circumstance whatsoever that might constitute a legal or equitable discharge or defense of the Guarantors. The Guarantors hereby acknowledge that there are no conditions to the effectiveness of this Subsidiary Guaranty.

Any Person may become a party to this Subsidiary Guaranty after the date hereof by delivering an executed joinder agreement substantially in the form of Exhibit B to the Administrative Agent.

This Subsidiary Guaranty shall be binding upon the Guarantors, and upon the legal representatives, successors and assigns of the Guarantors; and all references herein to the Debtor and to the Guarantors, respectively, shall be deemed to include any successor or successors, whether immediate or remote, to such entities. All obligations of the Guarantors hereunder shall be joint and several.

All notices to the Guarantors shall be made in accordance with the terms of Section 11.02 of the Credit Agreement to the address listed on Exhibit A.

THIS SUBSIDIARY GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS (WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS THEREOF).  WHEREVER POSSIBLE, EACH PROVISION OF THIS SUBSIDIARY GUARANTY SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS SUBSIDIARY GUARANTY SHALL BE PROHIBITED BY OR INVALID UNDER SUCH LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS SUBSIDIARY GUARANTY.

EACH OF THE GUARANTORS AND, BY THEIR ACCEPTANCE HEREOF, EACH CREDITOR, HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS SUBSIDIARY GUARANTY OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS SUBSIDIARY GUARANTY, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[signature page follows]

5

IN WITNESS WHEREOF, the Guarantors have executed this Subsidiary Guaranty by their duly authorized officers as of the day and year first written above.

[REGIS INC.

TRADE SECRET, INC.

SUPERCUTS CORPORATE SHOPS, INC.

SUPERCUTS, INC.

THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

REGIS CORP.

HAIR CLUB FOR MEN, LLC]

By:	/s/ Eric Bakken
Name:	Eric Bakken
Title:	Vice President and Secretary of each

Acknowledged and Agreed as of

the day and year first written above.

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

By:	/s/ Krys Szremski
Name:	Krys Szremski
Title:	Vice President

EXHIBIT A

NOTICE ADDRESS

c/o Regis Corporation

7201 Metro Boulevard

Minneapolis, Minnesota 55439

Attention: Director of Treasury

Telephone: (952) 947-7739

Telecopy:   (952) 947-7701

EXHIBIT B

JOINDER AGREEMENT

This Joinder Agreement dated as of                       ,            is delivered pursuant to the Subsidiary Guaranty dated as of July 12, 2007 by certain subsidiaries of Regis Corporation. (as amended, supplemented, restated or otherwise modified from time to time, the “Subsidiary Guaranty”). The undersigned hereby agrees that on and after the date hereof it shall be a “Guarantor” under the Subsidiary Guaranty and be obligated to perform all of the obligations of a Guarantor thereunder.

[GUARANTOR]

By:
Name:
Title: